UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No. 3)

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PRICE COMMUNICATIONS CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRICE COMMUNICATIONS CORPORATION
45 Rockefeller Plaza
New York, New York 10020

Annual Meeting of Shareholders
YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

      We are sending you this proxy statement because we need your vote to approve a dissolution of Price Communications Corporation and to reelect one director to serve on our board of directors. A dissolution of our company would result in a distribution to our shareholders in August 2007 of substantially all of our cash and the common stock of Verizon Communications Inc. that we will receive when our preferred partnership interest in Verizon Wireless of the East is exchanged for Verizon common stock (other than as required by law to be retained to pay or provide for the payment of liabilities), which we expect will occur in August 2006.

      If we dissolve our company and distribute the Verizon common stock to our shareholders in August 2007, the exchange and subsequent distribution of Verizon common stock should realize substantial tax savings for the company and result in other advantages that we describe in this proxy statement.

      To dissolve our company under New York State law, however, we must receive the affirmative vote of the holders of at least 66-2/3% of our outstanding shares. This voting threshold may be difficult to achieve because approximately 6% to 18% of our shareholders have failed to vote when we have solicited proxies for our annual meetings in recent years. Any shares that are not voted will be counted as voted against the dissolution.

      If we do not receive the affirmative vote of the holders of at least 66-2/3% of our outstanding shares as required to approve the proposed dissolution, it will be left to our board of directors, considering what is in the best interests of the company and its stockholders and taking into account opinions expressed by shareholders, to determine the next steps for the company, which may include becoming an investment company or buying one or more businesses, most likely in the radio, television, cellular or perhaps banking industries. We will have a very low tax basis in the Verizon common stock, so it is unlikely that we would dispose of any significant portion of the shares in the near term because it would cause the company to recognize a substantial tax gain. Instead, the current view of our directors is that we would attempt to dispose of it gradually over time, consistent with our obligations under our lock-up agreement with Verizon, to the extent that new investments and businesses we may acquire generate losses that could offset a portion of that gain. In addition, if the proposed dissolution is not approved, we could be required to register as an investment company under the Investment Company Act of 1940, which could limit the nature of business activities that we can pursue and would also impose significant regulatory requirements.

      Incidentally, when I use the term “shareholders” in this letter, and when we use the term “shareholders” in the enclosed proxy statement, arbitrageurs are included, although personally, I don’t consider arbitrageurs to be shareholders in the true sense of the word.

      Many of you have asked about my personal plans if the dissolution is approved and have expressed an interest in participating in any of my future ventures. At this point I am considering a number of alternatives including starting a new company that would pursue investments in the radio, television or cellular industries. While I have no specific plans at this point, if I do decide to start a new company I may offer all Price Communications stockholders an opportunity to participate (this does not constitute an offer of any securities for sale).

      Our board of directors has unanimously approved a dissolution of our company following the exchange, subject to the approval of our shareholders, and we are asking our shareholders to approve this dissolution at our annual meeting. You are cordially invited to attend our annual meeting, which will be held on [July 25], 2006 at 10:30 a.m. local time at the Rockefeller Center Club, 30 Rockefeller Plaza, 64th Floor, New York, New York 10020. Enclosed with this proxy statement is a proxy card authorizing your shares to be voted for you if you do not attend our annual meeting. Whether or not you are able to attend our annual meeting, I urge you to complete your proxy card and return it in the enclosed addressed, postage-paid envelope, because a quorum of the shareholders must be present at our annual meeting, either in person or by proxy, and we need the affirmative vote of the holders of at least 66-2/3% of our outstanding shares to approve the proposed dissolution. We also need your vote to reelect Robert F. Ellsworth to serve on our board of directors.

      Please read this proxy statement carefully because it provides important information about the proposed dissolution and the reelection of a director. We encourage you then to sign and return the enclosed proxy card or attend our annual meeting.

      Also enclosed with this proxy statement is our Annual Report for the year ended December 31, 2005. If you have any questions about the Annual Report or the matters discussed in our proxy statement, please feel free to call our company at (212) 757-5600, or write to Price Communications Corporation, 45 Rockefeller Plaza, New York, New York 10020.

      Your vote is very important. If you fail to sign and return your proxy card and do not vote in person at the annual meeting, the effect will be a vote against the proposed dissolution.

      On behalf of our board of directors, I urge you to vote “FOR” approval of the dissolution of Price Communications Corporation and “FOR” the reelection of Robert F. Ellsworth to serve on our board of directors.

Sincerely,

[Signature to be added]

Robert Price
Director, President, Chief Executive Officer and
Treasurer

PRICE COMMUNICATIONS CORPORATION
45 Rockefeller Plaza
New York, New York 10020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [July 25], 2006

      NOTICE IS HEREBY GIVEN that the 2006 annual meeting of the shareholders of Price Communications Corporation will be held at the Rockefeller Center Club, 30 Rockefeller Plaza, 64th Floor, New York, New York 10020, on [July 25], 2006 at 10:30 a.m. local time for the following purposes:

1.	To approve a dissolution of our company after we receive shares of common stock of Verizon Communications Inc. in exchange for our preferred limited partnership interest in Verizon Wireless of the East LP;

2.	To reelect one director for a term of three years expiring in 2009; and

3.	To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

     Information regarding the proposed dissolution, and the implications of our failure to obtain the affirmative vote of the holders of at least 66-2/3% of our outstanding shares as required to approve the proposed dissolution, and information regarding the reelection of one director is provided in the accompanying proxy statement, which we urge you to read carefully.

      Our board of directors has fixed the close of business on [June 16], 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

      The board of directors of our company has unanimously approved the proposed dissolution, subject to shareholder approval, and unanimously recommends that our shareholders vote FOR the proposed dissolution and FOR the reelection of the nominee to our board of directors.

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ADDRESSED, POSTAGE-PAID ENVELOPE. YOUR PROMPT RESPONSE WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, AND WILL REDUCE OUR EXPENSE IN SOLICITING PROXIES. IF YOU LATER DECIDE TO ATTEND THE MEETING AND VOTE IN PERSON, YOU MAY DO SO.

By order of the Board of Directors,

[Signature to be added]

Kim I. Pressman

Executive Vice President, Chief Financial Officer,
Assistant Treasurer and Secretary

PRICE COMMUNICATIONS CORPORATION
45 Rockefeller Plaza
New York, New York 10020

ANNUAL MEETING OF SHAREHOLDERS
[July 25], 2006

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

      This proxy statement is being furnished to the holders of record of common stock, par value $0.01 per share, of Price Communications Corporation, a New York corporation, in connection with the solicitation of proxies for use at the 2006 annual meeting of our shareholders to be held at the Rockefeller Center Club, 30 Rockefeller Plaza, 64th Floor, New York, New York 10020, on [July 25], 2006, at 10:30 a.m. local time, and at any adjournments or postponements thereof.

      At the 2006 annual meeting, our shareholders will be asked to vote to approve a dissolution of our company after our preferred limited partnership interest in Verizon Wireless of the East LP is exchanged for common stock of Verizon Communications Inc. and to reelect one director to serve on our board of directors. The dissolution of our company would result in a distribution to our shareholders of substantially all of our cash and the Verizon common stock that we receive in the exchange (other than as required by law to be retained to pay or provide for the payment of liabilities). If the proposed dissolution is approved by our shareholders, we expect this distribution to occur in August 2007.

      New York law requires the affirmative vote of the holders of at least 66-2/3% of our outstanding shares to approve a dissolution of the company. Robert Price, our company’s president, chief executive officer and treasurer, the chief financial officer and the other directors of the company, who collectively have voting power over approximately 5.7% of our outstanding shares, have advised us that they will vote all those shares to approve the proposed dissolution. However, 6% to 18% of our shareholders have failed to vote on matters submitted for approval at our annual meetings in recent years. Any shares that are not voted will be counted as voted “against” the dissolution proposal. Accordingly, it may be difficult to obtain the affirmative vote of the holders of at least 66-2/3% of our outstanding shares as required to approve the proposed dissolution.

      Particularly in light of the high voting percentage required to approve the proposed dissolution, your vote is important. All shareholders are urged to complete, date, sign and return the enclosed proxy card, or attend the annual meeting in person, to vote to approve the proposed dissolution and to reelect one director at the annual meeting.

      Only shareholders of record at the close of business on [June 16], 2006 will be entitled to notice of, and to vote at, the annual meeting. Each holder of record of our common stock at that time is entitled to cast one vote per share, exercisable in person or by a properly executed proxy.

      At the time of mailing of this proxy statement, our board of directors does not know of any matters other than those specified in the notice of annual meeting that will be presented for consideration at the

This document is dated [June __], 2006, and is first being mailed to shareholders of Price Communications Corporation on [June __], 2006.

annual meeting. However, if other matters properly come before the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote on such matters in accordance with their judgment. If the nominee for director is unable to serve as a director at the date of the annual meeting, the proxy card will be voted for the nominee who is designated by the board of directors to fill such vacancy.

      Shareholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to the secretary of our company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to our secretary at our principal executive offices or by attending the annual meeting and voting in person.

      As of March 31, 2006, 56,233,995 shares of our common stock were outstanding, with each such share being entitled to one vote. Under New York law and our certificate of incorporation and by-laws, the holders of a majority of our outstanding shares, present in person or represented by proxy, constitute a quorum. If a quorum is established, the affirmative vote of the holders of at least 66-2/3% of our outstanding shares is required to approve the proposed dissolution of our company and the affirmative vote of a plurality of votes cast by our shareholders at the annual meeting is required for the election of a director.

      If a broker holds your shares in its name, the broker can vote on some “routine” proposals (including the proposal to reelect one director to our board of directors) when it has not received your instructions. However, the broker cannot vote on the proposed dissolution unless it has received instructions from you on how to vote. If your broker has not received your instructions, the broker will not be able to vote on the proposed dissolution. Consequently, you should instruct your broker how to vote your shares on the proposed dissolution, following the directions provided by your broker.

      If a proxy card is executed but it does not indicate how you want to vote on a proposal, it will be considered a vote “for” that proposal. You may abstain from voting on the proposed dissolution or withhold the authority to vote for the reelection of the director. However, an abstention will be considered a vote “against” the proposed dissolution. Withholding authority to vote on the reelection of a director will have no effect on the vote on this matter.

      If the proposed dissolution is not approved, our company may retain, sell and/or distribute the Verizon common stock we receive in the exchange, subject to our obligations under a lock-up agreement with Verizon, but our company could recognize a substantial amount of taxable gain which may result in our incurring substantial tax liability as a result of any such sale or distribution of the Verizon common stock. Additionally, if our company continues to hold the Verizon common stock, we may be required to register as an investment company under the Investment Company Act of 1940, which could limit the nature of business activities that we can pursue and would also impose significant regulatory requirements.

      Our company will bear the cost of soliciting proxies. Solicitations will be made primarily by mail, but our employees and representatives may solicit proxies personally or by mail, courier, telephone, email or facsimile. Our company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitations. The company is paying Morrow & Co. a fee of $7,500 in addition to a per call charge, plus any other expenses incurred, to help with the solicitation. Arrangements also may be made with brokers, custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Our company may reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

      This proxy statement contains certain forward-looking statements, including statements concerning the value of our net assets, the anticipated dissolution value per share of our common stock and the timing and amounts of distributions of dissolution proceeds to our shareholders. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, actions, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that the value of the Verizon common stock may decline before we are able to distribute these shares to our shareholders, that we may incur additional liabilities, that the sale proceeds of our non-cash assets could be lower than anticipated and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distributions to our shareholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

PROPOSAL 1 - DISSOLUTION

SUMMARY TERM SHEET

      The following is a brief summary of information contained elsewhere in this proxy statement, but may not contain all of the information that you may consider to be important for voting on the proposed dissolution. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in this proxy statement and incorporated by reference herein. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings given them elsewhere in this proxy statement. Shareholders are urged to review carefully this proxy statement and the documents incorporated by reference herein in their entirety.

The Company (See page 11)

      Price Communications Corporation (“Price”) is a New York corporation, with shares trading on the New York Stock Exchange, the Pacific Stock Exchange, the Boston Stock Exchange, the Chicago Stock Exchange and Frankfurt and Munich Stock Exchanges. Until August 15, 2002, our company was engaged through our subsidiary, Price Communication Wireless, Inc. (“PCW”), in the construction, development, management and operation of cellular telephone systems in the southeastern United States. On August 15, 2002, we contributed substantially all of the assets of PCW, together with approximately $149 million in cash, to Verizon Wireless of the East LP (the “Verizon Partnership”). In return, PCW received a non-transferable preferred limited partnership interest in the Verizon Partnership. Currently, the company has no operating assets; our primary assets are cash, marketable securities and our preferred limited partnership interest in the Verizon Partnership.

Background and Reasons for the Proposed Dissolution (See page 11)

      We expect that our preferred limited partnership interest in the Verizon Partnership will be exchanged for common stock of Verizon Communications Inc. (“Verizon”) on or about August 15, 2006, pursuant to our exchange agreement with Verizon. Our board of directors has determined that the proposed dissolution is in the best interests of our shareholders:

  Unless the company is dissolved and the Verizon common stock is distributed to our shareholders by August 15, 2007, any subsequent sale or distribution of our Verizon common stock will cause our company to recognize a substantial amount of taxable gain which may result in us incurring substantial tax liability. For example, if we were to receive 29,473,000 shares of Verizon common stock and sell all of those shares at $31.55 per share, which was the closing market price of Verizon common stock on June 13, 2006, we would realize a taxable gain of approximately $930 million over our basis in the shares. Assuming the current U.S. federal income tax rate of 35% on corporations, the amount of federal and state and local taxes we would owe on the approximately $930 million of gain would be approximately $325 million and $6.3 million, respectively, but the actual taxes payable would depend on, among other things, the availability of deductions and credits and the federal and state and local income tax rates on corporations in effect at the time when such gain is recognized.

  Although we have reviewed a number of potential acquisitions and other opportunities for the company, we have been unable to identify or succeed in acquiring any business that would meet the economic and fiduciary requirements of our board of directors, particularly in light of the adverse tax consequences that would result if the company is not dissolved.

  If we retain the Verizon common stock, we may have to register as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”).

  If we retain the Verizon common stock, we expect the market value of our shares to decline to take into account our potential tax liability and other adverse consequences.

The Exchange (See page 13)

      Under our exchange agreement with Verizon, our preferred limited partnership interest in the Verizon Partnership must be exchanged for Verizon common stock on or about August 15, 2006. The number of shares of Verizon common stock that we will receive in the exchange will be equal to our capital account in the Verizon Partnership divided by the trailing 20-day average closing price of Verizon common stock at the time of the exchange, but our exchange agreement provides that this price cannot be less than $40 nor more than $74 per share. Verizon common stock has been trading substantially below the $40 per share minimum price. If the trailing 20-day average closing price of Verizon common stock at the time of the exchange is at or below $40 per share, we would receive approximately 29,473,000 shares of Verizon common stock in the exchange based on our expected balance in the capital account at August 15, 2006. In comparison, if we could purchase shares of Verizon common stock with the dollar equivalent of the expected balance in our capital account on August 15, 2006, we would receive 37,366,460 shares of Verizon common stock, based on the $31.55 closing price for Verizon common stock on June 13, 2006. The exchange is subject to certain conditions contained in the exchange agreement, but we expect those conditions to be satisfied.

The Proposed Dissolution (See page 15)

      Before the exchange takes place, and assuming the proposed dissolution is approved by our shareholders, all of our subsidiaries, including PCW, will be dissolved. As a result, our preferred limited partnership interest in the Verizon Partnership will be held directly by Price. As soon as practicable after the exchange, we will file a certificate of dissolution for Price with the Secretary of State of the State of New York to commence its dissolution.

      During the period of dissolution, the company’s assets will be applied first to pay (or provide for the payment of) our actual and contingent liabilities, including the costs of dissolution and any liabilities that are, or become, known during the dissolution period. After depositing in a liquidating trust sufficient assets to provide for our actual and contingent liabilities, as determined by our board of directors, we expect to make a distribution to our shareholders of the remaining cash and Verizon common stock that we receive in the exchange, subject to the terms of our lock-up agreement with Verizon, which will require that we delay any distribution of the Verizon common stock until approximately August 8, 2007. If any assets deposited in the liquidating trust are not actually required to pay our liabilities, these assets will be distributed to shareholders at one or more later dates. Each shareholder will receive its pro rata share of each distribution based on the number of shares held at the time of the record date for such distribution.

     Estimated Distributions to Shareholders

      Because of uncertainties as to the precise value of our assets and the ultimate amount of our liabilities, it is impossible to predict with certainty the timing or the amount of cash, Verizon common stock and other assets (if any) that would be distributed to our shareholders following a dissolution of the company. If the dissolution is approved by our shareholders, we expect to distribute substantially all of our cash and the Verizon common stock that we receive in the exchange (other than as required by law to be retained to pay or provide for the payment of liabilities) to our shareholders in August 2007. As of March 31, 2006, the company’s assets included cash and marketable securities with a book value of approximately $85.1 million (including $76.9 million held in a collateral account to support our guarantee of certain indebtedness of the Verizon Partnership) and our preferred limited partnership interest would be exchangeable for approximately 29,473,000 shares of Verizon common stock based on the $40 per share minimum price for Verizon common stock required by the exchange agreement and our expected balance in our capital account in the Verizon Partnership at August 15, 2006. If the initial distribution were to be made at the time of the mailing of this proxy statement, based upon information presently available to us, we would expect to satisfy our actual and contingent liabilities, including dissolution costs, with estimated cash expenditures (including contingency reserves) of approximately $82.9 million (calculated as of March 31, 2006). Assuming our assets and liabilities (including contingent liabilities) and number of shares of our common stock outstanding are unchanged at the time of the actual distribution, we estimate that we would distribute to our shareholders approximately $1.16 in cash and 0.52 shares of Verizon common stock for each share of our common stock owned on the record date for the distribution.

      In considering these estimates and whether to vote to approve the proposed dissolution, you should review carefully the information contained in this proxy statement and the documents incorporated herein, and you should also consider the following additional factors:

  There can be no assurance that the distribution amounts that we have estimated will be realized because the actual realizations will be dependent upon a number of factors beyond our control;

  Any increase in our actual or contingent liabilities and any decrease in asset realizations will reduce the per share amounts to be distributed to our shareholders;

  The distributions of assets to our shareholders could be delayed;

  If you sell your shares before the record date for a distribution, you will not be entitled to receive that distribution; and

  Each shareholder who receives a distribution could be liable for the company’s liabilities, up to the aggregate amount of distributions it receives.

     Potential Shareholder Liability

      If the assets we reserve at the time of a distribution are insufficient to satisfy our remaining liabilities, shareholders may be required to return all or a portion of the amount of the distributions they receive so as to ensure that all of our actual and contingent liabilities are satisfied in full. A shareholder’s liability would not, however, exceed the aggregate amount of the distributions that it receives.

Powers of Price Following Dissolution

      During the period of our dissolution, we will be prohibited from entering into, or otherwise engaging in, any trade or business and from using our assets in furtherance thereof. We will be restricted to collecting, holding, conserving and protecting our assets for the payment or other disposition of our remaining liabilities and for the distribution of any remaining assets to our shareholders.

Judicial Supervision of Dissolution

      Under New York law, a creditor, claimant, director, shareholder and certain others, may petition the court for a judicially supervised dissolution in certain circumstances. The timing and amount of any liquidating distribution to our shareholders could be affected if our dissolution were to become judicially supervised.

Stock Transfers and Cancellation of Stock

      If the proposed dissolution is approved by our shareholders, we expect our shares will be delisted from the New York Stock Exchange. Although our shares may continue to be transferred, a liquidating trust will be created at the time of our initial distribution. Accordingly, the board of directors may fix a date prior to the initial distribution when we will close our share transfer books and discontinue recording share transfers, except by will, intestate succession or operation of law. At the time of our initial distribution, we expect to cancel all of the outstanding common stock of Price and shareholders will thereafter be entitled to receive only a pro rata share of assets deposited in the liquidating trust that are not actually required to pay our liabilities, as and when distributed by the liquidating trustee.

Consequences if Shareholders do not Approve the Proposed Dissolution (page 20)

      If the proposed dissolution is not approved by the affirmative vote of the holders of at least 66-2/3% of our outstanding shares, Price will not be dissolved and our company may experience significant consequences.

Regulatory Approvals (See page 20)

      We do not expect to require any regulatory approvals in connection with the proposed dissolution. If the proposed dissolution is not approved and our company retains the Verizon common stock that we receive in the exchange, we may have to register as an investment company under the Investment Company Act.

Vote Required for Approval of the Proposed Dissolution (See page 21)

      The affirmative vote of the holders of record of at least 66-2/3% of our outstanding shares at the close of business on [June 16], 2006 is required to approve the proposed dissolution at the annual meeting, if a quorum is present. The holders of a majority of our outstanding shares, present in person or represented by proxy, will constitute a quorum at the annual meeting. If a proxy card is executed but it does not indicate whether the shareholder has voted to approve the proposed dissolution, it will be considered a vote “for” the proposed dissolution. Abstentions will be considered a vote “against” the proposed dissolution.

      Robert Price, our company’s president, chief executive officer and treasurer, the chief financial officer and the other directors of the company, who collectively have voting power over approximately 5.7% of our outstanding shares, have advised us that they will vote all those shares to approve the proposed dissolution. However, 6% to 18% of our shareholders have failed to vote on matters submitted for approval at our annual meetings in recent years. Any shares that are not voted will be counted as voted “against” the dissolution proposal. Accordingly, it may be difficult to obtain the affirmative vote of the holders of at least 66-2/3% of our outstanding shares as required to approve the proposed dissolution.

No Appraisal Rights (See page 21)

      Shareholders are not entitled to any rights of appraisal or similar rights of dissenters under New York law in connection with the proposed dissolution.

Interests of Directors and Officers in the Proposed Dissolution (See page 21)

      Our directors and officers own shares of our common stock, and will receive distributions like our other shareholders. Our directors and officers will also receive compensation for their services during the dissolution process. Until the initial distribution, our directors and officers will continue to receive compensation at their current levels. Thereafter, we expect a liquidating trust to be formed and one or more of our officers and directors may serve as trustee of such trust for which he or she would receive compensation as determined by our board of directors. In addition, we expect to provide additional compensation and benefits to our officers in connection with the dissolution. The board of directors has not yet decided upon a compensation and benefits package to be provided to our officers in connection with the dissolution, and does not expect to make this decision until after the exchange of our preferred limited partnership interest in the Verizon Partnership for Verizon common stock. However, the stock option and compensation committee of the board of directors has recommended that the board of directors consider a severance award of $4.5 million and special performance bonus of $2.5 million to Robert Price and a severance award of $1.6 million and special performance bonus of $0.5 million to Kim Pressman, our Executive Vice President, Chief Financial Officer, Assistant Treasurer and Secretary, with the special performance bonuses payable after the exchange and the severance awards payable upon completion of the distribution of Verizon common stock to our shareholders and subject to an additional payment by the company to reimburse any such officer for his or her tax liability if any such payment is subject to any “golden parachute” excise tax. The company expects that the aggregate amount of severance and special performance bonus payments to our officers will not exceed $9.1 million (exclusive of any excise tax reimbursement), which is the aggregate amount of such payments recommended by the stock option and compensation committee. The stock option and compensation committee has also recommended that the company continue to provide health insurance coverage for these officers for a period of three years after the completion of the distribution of Verizon common stock to our shareholders. Moreover, our company has indemnified, and will continue during the dissolution process to indemnify, our directors and officers to th e fullest extent authorized by New York’s Business Corporation Law. We have also purchased insurance to indemnify our directors and officers for claims related to their service to our company. Additionally, under the insurance policy, our company has been indemnified for claims related to certain violations of securities laws.

Material Income Tax Consequences (See page 22)

     If the proposed dissolution is approved by our shareholders, Price will be dissolved and all the Verizon common stock that we receive in exchange for the Verizon Partnership interest, and all our cash, will be distributed to our shareholders, other than as required by law to be retained to pay or provide for the payment of liabilities (collectively with such exchange, the “Reorganization”). In such event, the company’s tax counsel is of the opinion that although the matter is not free from doubt due to a lack of authority directly applicable to the facts and circumstances of the Reorganization, the Reorganization will qualify as a “tax-free reorganization” for federal income tax purposes. Assuming the transaction so qualifies:

  Holders of Price common stock who receive both Verizon common stock and cash in the Reorganization will not recognize any loss and will recognize gain, if any, equal to the lesser of: (1) the amount of cash so received or deemed to be so received, as described in the “Material U.S. Federal Income Tax Consequences” section of this proxy statement, and (2) the excess of the sum of the amount of cash so received and the fair market value on the date of the distribution of the shares of Verizon common stock over the shareholder’s adjusted tax basis for its shares of Price common stock. The tax treatment of such gain is uncertain. Price intends to report the cash distributed to each holder of Price common stock as dividend income to the extent of the holder’s ratable share of Price’s undistributed earnings and profits. The remaining gain, if any, will generally be capital gain and will generally be long-term capital gain if the holder’s shares of Price common stock had been held for more than one year. You are urged to consult your own tax advisor to determine the tax treatment of any gains recognized pursuant to the Reorganization; and

  Price will not recognize gain or loss in connection with the Reorganization.

     If the Reorganization is not treated as a tax-free reorganization for federal income tax purposes, Price will recognize a substantial amount of taxable gain on the exchange of our Verizon Partnership interest for Verizon common stock, and the distribution of Verizon common stock to our shareholders will be taxable to them as a distribution in liquidation of their shares of Price common stock.

     If the proposed dissolution is not approved by our shareholders, PCW will exchange its preferred limited partnership interest in the Verizon Partnership for Verizon common stock and will be liquidated into Price (collectively, the “Alternative Reorganization”). However, Price will not be dissolved and no Verizon common stock or other property will be distributed to our shareholders. In such event:

  Holders of Price common stock will not recognize any gain or loss;

  The company’s tax counsel is of the opinion that although the matter is not entirely free from doubt due to a lack of authority directly applicable to the facts and circumstances of the Alternative Reorganization, the Alternative Reorganization will qualify as a “tax-free reorganization” for federal income tax purposes; and

  Assuming the transaction so qualifies, Price will have a “carryover basis” in the Verizon common stock it receives in the dissolution of PCW. It is expected that Price will recognize taxable gain upon the disposition of the Verizon common stock and the amount of such gain could be significant.

     If the Alternative Reorganization is not treated as a tax-free reorganization for federal income tax purposes, PCW will recognize a taxable gain on the exchange of its Verizon Partnership interest for Verizon common stock, and Price will take a fair market value basis in the Verizon common stock upon the liquidation of PCW into Price.

     You should review carefully the discussions under “Material Federal Income Tax Consequences.” Your tax consequences will depend on your own situation. You should consult your tax advisors to determine the particular tax consequences applicable to you.

Recommendation of our Board of Directors (See page 27)

      The Board of Directors of our company has unanimously approved the proposed dissolution, subject to shareholder approval, and unanimously recommends that our shareholders vote FOR the proposed dissolution.

What to do if You Have Additional Questions

      If you have additional questions about the proposed dissolution, or would like to receive additional copies of this proxy statement or the proxy card, please contact Morrow & Co., our proxy solicitor at (800) 607-0088.

VOTE OF THE SHAREHOLDERS AS TO WHETHER THE COMPANY SHOULD BE DISSOLVED AFTER WE RECEIVE VERIZON COMMON STOCK IN EXCHANGE FOR OUR INTEREST IN THE VERIZON PARTNERSHIP

The Company

Price Communications Corporation
45 Rockefeller Plaza
Suite 3200
New York, New York 10020
(212) 757-5600

      Unless otherwise indicated, all references to “Price” refer to Price Communications Corporation, a New York corporation, and all references to “company”, “our”, “us” and “we” refer to Price and its subsidiaries. Price was organized in New York in 1979 and began active operations in 1981. Price is registered on the New York Stock Exchange (ticker: PR) and has unlisted trading privileges on the Boston Stock Exchange (ticker: PR.B), Chicago Stock Exchange (ticker: PR.M), Pacific Stock Exchange (ticker: PR.P) and Frankfurt and Munich Stock Exchanges.

      Until August 15, 2002, Price was engaged, through our indirect subsidiary PCW, in the construction, development, management and operation of cellular telephone systems in the southeastern United States. The company used to provide cellular telephone service to subscribers in Georgia, Alabama, South Carolina and Florida in a total of 16 licensed service areas composed of eight Metropolitan Statistical Areas and eight Rural Service Areas, with an aggregate estimated population of 3.4 million. As described in greater detail in the Background section of this proxy statement, we currently have no operating assets. Additional details about Price are contained in this proxy statement and in the Form 10-K filed by Price with the SEC on March 16, 2006.

Background and Reasons for Dissolution

      On August 15, 2002, pursuant to a transaction agreement with Verizon, we contributed substantially all of the assets of PCW and approximately $149 million in cash to the Verizon Partnership, which is a limited partnership controlled by Cellco Partnership (d/b/a Verizon Wireless). This transaction is referred to as the “Verizon Transaction”.

      In return for this contribution, PCW received a non-transferable preferred limited partnership interest in the Verizon Partnership. This preferred limited partnership interest is exchangeable for shares of common stock of either Verizon Wireless (if a qualifying initial public offering of Verizon Wireless occurs by August 15, 2006) or Verizon (if, in general, such an offering does not occur).

      At the time we negotiated the Verizon Transaction, our board of directors and management thought it possible that a qualifying initial public offering of Verizon Wireless would occur and that, consequently, we could probably receive Verizon Wireless shares. However, following the consummation of the Verizon Transaction, on January 29, 2003, Verizon Wireless announced the withdrawal of its registration statement for an initial public offering of its common stock, given Verizon Wireless’ ongoing strong cash flow and lack of significant funding requirements. Moreover, since that time, we have received no indications as to if or when a Verizon Wireless initial public offering might occur. As a result, we do not believe that such an offering will take place by August 15, 2006. Consequently, we expect that our preferred limited partnership interest in the Verizon Partnership will be exchanged for shares of Verizon common stock on or about August 15, 2006. If this happens, our Verizon common stock will become eligible for distribution to our shareholders on or about August 8, 2007. Because we expect to receive Verizon common stock, our proxy statement discusses only what will happen if we receive Verizon common stock.

      In connection with the Verizon Transaction, we initially granted Verizon a security interest in 13% of our preferred interest in the Verizon Partnership to secure our indemnity obligations relating to the Verizon Transaction. The amount of the security was reduced to a value of approximately $41.3 million on the second anniversary of the Verizon Transaction, which represents approximately 3.5% of our capital account in the Verizon Partnership as of March 31, 2006. We believe that the only remaining indemnity claim relates to actions instituted by minority interest holders in certain subsidiary corporations, general partnerships and limited partnerships alleging misconduct or asserting dissenters’ rights in connection with the dissolution or mergers of various such entities affected in connection with our contribution of assets to the Verizon partnership. We have already reserved $17.038 million in connection with these and related actions. Because we have now settled all of these actions in exchange for a payment of approximately $16.82 million and the parties to these actions are seeking stipulations of dismissal without prejudice from the relevant courts, we will ask Verizon to release its security interest in our preferred interest in the Verizon Partnership.

      As a result of the Verizon Transaction, we currently have no operating assets. Our principal assets now consist of the preferred interest in the Verizon Partnership, and cash and marketable securities with a book value of $85.1 million as of March 31, 2006, including approximately $76.9 million held in a collateral account to support our guarantee of certain indebtedness of the Verizon Partnership. We believe that the probability of this guarantee being enforced is remote. Moreover, upon consummation of the exchange, the funds held in the collateral account will be released to us if the net worth of the Verizon Partnership is at least $500 million. Based on the most recent financial statements of the Verizon Partnership, we believe that the net worth condition will be satisfied. As a result, we expect to receive all of the funds held in the collateral account upon the consummation of the exchange.

      Our initial capital account in the Verizon Partnership was approximately $1.112 billion. Any profits of the Verizon Partnership are allocated to us on a preferred basis for a maximum period of four years from the date of the Verizon Transaction in an annual amount up to approximately 2.9% of our capital account. The Verizon Partnership distributes cash to us equal to 50% of the preferred return. The profits allocated to us are taxable and increase our capital account by such amount (less the cash distributions). Any losses incurred by the Verizon Partnership are allocated to Cellco Partnership (d/b/a Verizon Wireless) and its affiliates up to the amount of their capital accounts before being allocated to us. Our capital account in the Verizon Partnership as of March 31, 2006 is approximately $1.176 billion.

      In our proxy statement for the 2003 annual meeting of our shareholders, we conducted a non-binding, advisory vote of our shareholders to solicit their views at that time as to whether the company should follow a liquidation strategy with a view toward the dissolution of the company in the years ahead, or whether, as an alternative to a liquidation strategy, the company’s management should seek to acquire another business that meets the economic and fiduciary requirements of our board of directors. Our board of directors had unanimously recommended that our shareholders vote for this proposal, and approximately 59% of the votes cast in this non-binding, advisory vote favored a strategy of seeking to acquire another business. The company’s proxy statement for the 2003 annual meeting noted that there could be no assurance that the company would identify or succeed in acquiring a business that met its economic and fiduciary requirements, and stated that since this was only a non-binding, advisory vote for the purpose of providing guidance to the board of directors and management, the outcome of the advisory vote would be only one factor considered by the board of directors and management in determining their views regarding the proper future course to be followed by the company. The proxy statement for the 2003 annual meeting further noted that regardless of the outcome of the vote, the board of directors and management would have the right, consistent with their fiduciary duties and exercise of their business judgment, to recommend to the shareholders that the company be liquidated (subject to the requisite approval of the holders of at least 66-2/3% of the company’s outstanding shares at a future meeting of shareholders), to seek other potential business opportunities, or to follow another course of action with respect to the company’s future.

      The company and Mr. Price (in his capacity as chief executive officer of the company and in his personal capacity) have reviewed a number of potential acquisitions and other opportunities. These include the purchase of a mutual fund management company, banks, cellular properties, independent telephone companies, broadcasting and/or publishing companies and a proposal for the conversion of the company into a closed-end investment company. When opportunities have seemed to be worthy of consideration by the company, Mr. Price has discussed these opportunities with our board of directors. Mr. Price has also evaluated whether he might wish to invest in a personal capacity in opportunities that were not appropriate for the company. In particular, many of the opportunities that have been presented to Mr. Price were too small to be of interest to the company in light of the large taxable gain that the company could incur if it were to proceed with the proposed transactions. Mr. Price does not currently intend to consummate any transaction in his personal capacity that would interfere with his responsibilities as an officer and director of the company.

      To date, the company has not identified a business that it believes, in light of the price being asked for such business and other considerations deemed by our board of directors and management to be relevant, would be in the best interests of the company to acquire, and there can be no assurance that the company would be able to identify or succeed in acquiring a business that meets the board of directors’ economic and fiduciary requirements, after taking into consideration, among other things, the potential profitability and risks of the acquisition, the anticipated return on the investment after taking into account the potential tax consequences, the managerial resources required to consummate and monitor the acquisition and the advisability of pursuing an acquisition in lieu of distributing the Verizon common stock to our shareholders. Even if our company could successfully consummate an acquisition that meets the board of directors’ economic and fiduciary requirements, there can be no assurance that such acquisition would generate returns in excess of the returns generated by following the proposed dissolution or that the acquired business would generate losses to offset the significant tax gains that we may recognize upon a sale or other disposition of the Verizon common stock. Moreover, we currently have only three employees and may not have the infrastructure and management resources required to successfully consummate and monitor acquisitions that meet the board of directors’ economic and fiduciary requirements.

      Unless the company is dissolved and the Verizon common stock is distributed to our shareholders by August 15, 2007, our company could recognize a substantial amount of taxable gain which may result in our incurring substantial tax liability upon any subsequent sale or distribution of the Verizon common stock, and any such sale or distribution may be restricted by our lock-up agreement with Verizon. See the “The Proposed Dissolution—Lock-Up Agreement” section of this proxy statement. For example, if we were to receive 29,473,000 shares of Verizon common stock and sell all of those shares at $31.55 per share, which was the closing market price of Verizon common stock on June 13, 2006, we would realize a taxable gain of approximately $930 million over our basis in the shares. Assuming the current U.S. federal income tax rate of 35% on corporations, the amount of federal and state and local taxes we would owe on the approximately $930 million of gain would be approximately $325 million and $6.3 million, respectively, but the actual taxes payable would depend on, among other things, the availability of deductions and credits and the federal and state and local income tax rates on corporations in effect at the time when such gain is recognized. As a result, if our shareholders do not approve the proposed dissolution, the market price of our shares is likely to fall to take into account the potentially significant tax liability that our company may incur upon any sale or distribution of the Verizon common stock. See also the “Material Federal Income Tax Consequences” section of this proxy statement.

      Additionally, if our company retains the Verizon common stock, we may have to register as an investment company under the Investment Company Act, which could significantly limit the nature of business activities that we can pursue and would also impose stringent regulatory requirements. See also the “Regulatory Approvals” section of this proxy statement.

The Exchange

      This section of the proxy statement describes the material terms of the exchange agreement, but does not purport to describe all of the provisions of the exchange agreement. The following summary is qualified in its entirety by reference to the complete text of the exchange agreement, which is attached as

Exhibit C to our proxy statement dated May 31, 2002 and is incorporated in this proxy statement by reference.

      Our exchange agreement with Verizon requires that our preferred limited partnership interest in the Verizon Partnership must be exchanged for shares of common stock of either Verizon Wireless (if a qualifying initial public offering of Verizon Wireless occurs by August 15, 2006) or Verizon (if, in general, such an offering does not occur). Because it is unlikely that an initial public offering of Verizon Wireless shares will take place before August 15, 2006, the following only discusses the exchange for Verizon common stock.

      We expect that our preferred interest in the Verizon Partnership will be exchanged for Verizon common stock on or about August 15, 2006. Pursuant to a lock-up agreement with Verizon, our Verizon common stock will become eligible for distribution to our shareholders on or about August 8, 2007. In some circumstances, the preferred interest may be exchanged for Verizon common stock on approximately August 15, 2012 or such earlier time as Verizon may determine. In addition, in some circumstances, Verizon will have the option to require an exchange at any time (for example, where there is a change in control of our company or the preferred interest is transferred to a secured lender in connection with a default under a financing arrangement).

      The number of shares of Verizon common stock that we will receive in the exchange will be equal to our capital account in the Verizon Partnership divided by the trailing 20-day average closing price of Verizon common stock at the time of the exchange, but our exchange agreement provides that this price cannot be less than $40 nor more than $74 per share. Our capital account in the Verizon Partnership as of March 31, 2006 is approximately $1.176 billion. The initial balance of our capital account in the Verizon Partnership was approximately $1.112 billion. Verizon common stock has been trading substantially below the $40 per share minimum price. If the trailing 20-day average closing price of Verizon common stock at the time of the exchange is at or below $40 per share, we would receive approximately 29,473,000 shares of Verizon common stock in the exchange based on our expected balance in the capital account at August 15, 2006. This is substantially less than the number of shares of Verizon common stock than we could purchase in the open market with the dollar equivalent of our capital account. For example, if we could purchase shares of Verizon common stock with the dollar equivalent of the $1.179 billion expected balance in our capital account on August 15, 2006, we would receive 37,366,460 shares of Verizon common stock based on the $31.55 closing price for Verizon common stock on June 13, 2006. However, because there is a $40 per share minimum price, the 29,473,000 shares of Verizon common stock we would receive in the exchange based on the same expected capital balance would have a market value of only approximately $930 million dollars, using the same closing price for Verizon common stock.

      Pursuant to the exchange agreement, our company and Verizon will each pay 50% of all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Verizon common stock upon consummation of the exchange, except to the extent such taxes are imposed by law on the company as a recipient of the Verizon common stock.

Conditions to Consummation of the Exchange

      Under the terms of the exchange agreement, the obligation of each of the company and Verizon to consummate the exchange is subject to the following conditions:

  any applicable waiting period under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated; and
  no applicable law, judgment or injunction shall prohibit the exchange.

      The obligation of Verizon to consummate the exchange is subject to the following additional conditions:

  subject to certain exceptions, Verizon shall have received a favorable opinion of a third party as to the solvency of the company;
  the company shall have performed in all material respects our obligations under the exchange agreement, and our representations and warranties must be true at the time of the exchange (except as would not have a material adverse effect on the preferred Verizon Partnership interest or prevent the exchange); and
  the company shall have received an order from the SEC exempting it from the Investment Company Act, or shall be in compliance with the Investment Company Act.

      The obligation of the company to consummate the exchange is subject to the following additional conditions:

  Verizon shall have performed in all material respects its obligations under the exchange agreement, and its representations and warranties must be true at the time of the exchange (except as would not have a material adverse effect on Verizon or prevent the exchange); and
  the Verizon common stock to be issued in the exchange must be approved for listing or quotation on each stock exchange or automated quotation system on which other shares of Verizon common stock are listed or quoted, subject to official notice of issuance.

      We expect these conditions to be satisfied and, consequently, that our preferred limited partnership interest in the Verizon Partnership will be exchanged for Verizon common stock on or about August 15, 2006.

Registration Agreement

      Verizon filed with the SEC a registration statement to register the issuance of the Verizon common stock to the company in the exchange, and this registration was declared effective on June 3, 2002.

Listing of the Verizon Common Stock

      Verizon has agreed to use its best efforts to cause the Verizon common stock that will be issued in the exchange to be listed on each securities exchange or quoted on each inter-dealer quotation system on which other shares of Verizon common stock are then listed or quoted.

The Proposed Dissolution

Certain Intermediate Transactions

      Currently, PCW holds the preferred limited partnership interest in the Verizon Partnership, which is PCW’s sole asset. PCW is an indirect, wholly-owned subsidiary of Price.

      If the proposed dissolution is approved by our shareholders, the company will engage in certain reorganization transactions prior to the exchange of its preferred interest in the Verizon Partnership for Verizon common stock. Each of the subsidiaries of Price will be dissolved and as a result the preferred interest in the Verizon Partnership will be directly held by Price. Price will then exchange the partnership interest in the Verizon Partnership for Verizon common stock. As detailed below, distribution of Verizon common stock to our shareholders would take place after we file a certificate of dissolution for Price.

      PCW is permitted to transfer all, but not less than all, of its preferred limited partnership interest in the Verizon Partnership to Price or Price’s other subsidiaries in connection with a liquidation or merger of, with or into Price and Price’s other subsidiaries. However, as a condition to such transfer by PCW (or one of its permitted transferees), certain conditions must be satisfied, including, (i) execution and delivery by the transferor and transferee of documents and instruments of conveyance of the interest as may be appropriate in the reasonable opinion of counsel to the Verizon Partnership and an agreement by the transferee to be bound by the terms of the limited partnership agreement for the Verizon Partnership, the exchange agreement and the lock-up agreements, (ii) unless the managing general partner of the Verizon Partnership waives such requirement, the transferor must furnish to the Verizon Partnership an opinion of counsel that the transfer will not cause the Verizon Partnership to terminate for federal income tax purposes, (iii) the transferor and transferee must furnish certain information regarding themselves to the Verizon Partnership to enable it to determine the transferee’s initial tax basis and file all required federal and state tax returns and other legally required information or statements and (iv) the transferor must provide an opinion of counsel that the transfer is exempt from all applicable registration requirements and does not violate any applicable laws regarding the transfer of securities. We will be required to reimburse the Verizon Partnership for all costs associated with such transfer. We believe that we shall be able to satisfy all of these conditions in connection with the dissolution of Price’s subsidiaries and transfer the partnership interest to Price.

Lock-up Agreement

      In connection with the Verizon Transaction, our company entered into a lock-up agreement with Verizon that will apply to the shares of Verizon common stock that we receive in the exchange. The lockup agreement provides that, from our receipt of shares of Verizon common stock until 270 days after the exchange, we are not permitted to (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of the shares that we receive in the exchange, or file any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to any of the foregoing or (2) enter into any swap or other agreement or transaction that has substantially the same effect as a transaction described in (1), or that transfers, in whole or in part, directly or indirectly, a substantial portion of the economic consequences of ownership of the shares.

      The lock-up agreement also prohibits a distribution of the Verizon common stock to our shareholders until five business days before the first anniversary of the exchange. As a result, if there is an exchange of our preferred interest in the Verizon Partnership for Verizon common stock on or about August 15, 2006, as we expect, and if the shareholders approve our proposed dissolution, a distribution of the Verizon common stock to our shareholders would not, in general, occur before approximately August 8, 2007.

      Additionally, until the fifth anniversary of the exchange, the lock-up agreement prohibits our company and our permitted transferees (other than pursuant to a distribution to our shareholders), on any day, from transferring a number of shares of Verizon common stock in excess of 25% of the average daily trading volume of such shares for the prior 10 consecutive trading day period. However, during such period, we would be permitted to engage in a public underwritten or non-underwritten offering of shares of Verizon common stock (reasonably acceptable to the issuer).

     The lock-up agreement permits us to engage in any of the following transactions at any time:

  transfers of up to $30 million of Verizon common stock in the aggregate;

  certain intercompany transfers;

  a pledge of shares pursuant to a bona fide financing transaction, if the transferee is bound by the terms of the lock-up agreement; and

  a private negotiated sale of all of the shares to a purchaser that agrees in writing to be subject to the restrictions contained in the lock-up agreement.

Dissolution of Price

      As soon as is reasonably practicable after the exchange of the preferred limited partnership interest in the Verizon Partnership for Verizon common stock and assuming the dissolution proposal is approved by our shareholders, Price will file a certificate of voluntary dissolution with the Secretary of State of the State of New York and will immediately commence its dissolution by preparing and distributing the appropriate notices to creditors and claimants under applicable provisions of New York law.

      After filing the certificate of dissolution with the Secretary of State of the State of New York, Price will proceed to convert its non-cash assets (other than the Verizon common stock received in the exchange) into cash as and when required for the purpose of winding up its affairs and paying or contesting liabilities and claims. We may continue to hold securities, including common stock, and we will roll over any fixed income investments as they mature into new short-term fixed income investments. During the period of dissolution, assets of the company will be applied first to pay (or provide for the payment of) the actual and contingent liabilities of the company, including payment of expenses associated with the exchange and dissolution, as well as the payment of all other liabilities of the company that are, or become, known during this period.

      We expect to distribute to our shareholders our remaining cash and the Verizon common stock we receive in the exchange, less any amount applied to or reserved for actual or contingent liabilities (which will be deposited in a liquidating trust), on or about August 8, 2007. The amount reserved will be based on a determination by the board of directors, derived from consultation with management and outside experts, if the board of directors determines that it is advisable to retain such experts, and a review of, among other things, our estimated contingent liabilities and our estimated ongoing expenses, including, but not limited to, payroll, legal expenses, regulatory filings and other miscellaneous expenses. If any assets deposited in the liquidating trust are not actually required to pay our liabilities, these assets will be distributed to shareholders at one or more later dates. Each shareholder will receive its pro rata share of each distribution based on the number of shares held at the time of the record date for such distribution.

      Price may, in its discretion or as required by applicable law, set up a bank account or make other provisions for the benefit of shareholders who cannot be located at the time of any distribution.

      In connection with the dissolution, we expect to transfer to Robert Price, at no cost to him, our interests in the name “Price Communications Corporation” and possibly other names that include “Price” after completion of the distribution of Verizon common stock to our shareholders

      A vote to approve the proposed dissolution will be considered a vote to approve the dissolution of the company, as described above.

     Estimated Distribution to Shareholders

      Because of uncertainties as to the precise value of our assets and the ultimate amount of our liabilities, it is impossible to predict with certainty the amount of cash, Verizon common stock and other assets (if any) that would be distributed to our shareholders following a dissolution of the company. However, as of March 31, 2006, the company’s assets included cash and marketable securities with a book value of approximately $85.1 million (including $76.9 million held in a collateral account to support our guarantee of certain indebtedness of the Verizon Partnership) and our preferred limited partnership interest would be exchangeable for approximately 29,473,000 shares of Verizon common stock based on the $40 per share minimum price for Verizon common stock required by the exchange agreement and our expected balance in our capital account in the Verizon Partnership on August 15, 2006. If the initial distribution were to be made at the time of the mailing of this proxy statement, based upon information presently available to us, we would expect to satisfy our actual and contingent liabilities, including dissolution costs, with an estimated cash expenditure (including contingency reserves) of approximately $82.9 million (calculated as of March 31, 2006). In determining the amount of our contingent reserves the Board of Directors considered several factors, including our inability to predict with accuracy the amount of funds that will be needed to satisfy our actual and contingent liabilities until the expiration of a 6-month period during which we are required by New York law to give notice to all creditors and claimants to present their claims against us. Also, our federal income tax returns for all years after 2001 remain subject to audit and our New York state and New York city tax returns for all tax years after 1993 and 1992, respectively, also remain subject to audit. Assuming our assets and liabilities (including contingent liabilities) and number of shares of our common stock outstanding are unchanged at the time of the actual distribution, we estimate that we would distribute to our shareholders approximately $1.16 in cash and 0.52 shares of Verizon common stock for each share of our common stock owned on the record date for the distribution. Distributions from the liquidating trust will depend upon the extent to which we are able to pay or settle our liabilities for more or less than the reserved amounts and our ability to realize on any reserved assets.

      The table set forth below illustrates how we calculated the cash amount that we estimate will be available for distribution to our shareholders in August 2007 based upon information currently available to us.

Amounts ($ in thousands)
Total cash, cash equivalents, restricted cash and securities (as of March 31, 2006)	85,113
Verizon Partnership distributions through August 15, 2006 (assuming such distributions are consistent with past distributions)	10,690
Ordinary dividends on Verizon common stock from August 15, 2006 through August 2007 (assuming such dividends are consistent with past dividends)	47,747
Income from investments from April 2006 through August 2007 (assuming we retain the same investments as were held on March 31, 2006 and receive income consistent with past income)	4,869

     Estimated cash expenditures:

Payments to settle litigation related to actions instituted by minority interest holders	(16,823)
Corporate expenses from April 2006 through August 2007	(7,401)
Payment of accounts payable (as of March 31, 2006)	(1,800)
Severance and special performance bonus payments to our officers (exclusive of any excise tax reimbursement)	(9,100)
Taxes for fiscal 2006 and 2007	(12,791)
Contingency reserves	(35,000)

Estimated total cash expenditure	(82,915)

Total estimated cash available for distribution in August 2007	65,504

      There can be no assurance that amounts estimated will be realized because the actual realizations will be dependent upon a number of factors beyond our control, including the costs of dissolution, assertion of unanticipated liabilities and the actual realization of certain miscellaneous assets and finalization of obligations to be paid. Any increase in the actual amount of our liabilities or decrease in realization of assets will reduce the per share amounts to be distributed to the shareholders. For additional factors that could affect the amount available to shareholders for distribution, see the “Additional Factors to be Considered by Shareholders in Deciding Whether to Approve the Proposed Dissolution” section of this proxy statement.

     Potential Shareholder Liability

      If the assets we reserve at the time of a distribution are insufficient to satisfy our actual remaining liabilities, shareholders may be required to return all or a portion of the amount of their distributions so as to ensure that all of our actual and contingent liabilities are satisfied in full. A shareholder’s liability would not, however, exceed the aggregate amount of the distributions that it receives.

     Powers of Price Following Dissolution

      Our directors and officers will have broad discretion in winding up the company’s affairs, and may perform any and all acts necessary or desirable to carry out the dissolution and the distributions. We will maintain, manage, and control the distribution of our assets and, to that end, we may keep invested our assets pending distributions. We may continue to hold securities, including common stock, and we will roll over any fixed income investments as they mature into new short-term fixed income investments. We will convert our non-cash assets (other than the Verizon common stock received in the exchange) into cash as and when required for the purpose of winding up our affairs and paying or contesting liabilities or claims.

      We will be specifically prohibited from entering into or otherwise engaging in any trade or business and from using any of our assets in furtherance thereof. Following the filing of the certificate of dissolution with the Secretary of State of the State of New York, the company will be restricted to collecting and holding its assets, to conserving and protecting them prior to distribution to the shareholders, and to the payment or other disposition of claims against the company.

      Termination

      We will continue to wind up the company’s affairs until the payment in full of all of our liabilities and the complete distribution of remaining assets to our shareholders.

      Judicial Supervision of Dissolution

      Notwithstanding the filing of the certificate of dissolution by Price, New York law would permit Price or, in certain circumstances, a creditor, claimant, director, shareholder and certain others, to petition a court for a judicially supervised dissolution. In such event, the court would have the authority to replace the directors and officers of Price with court-appointed receivers and would have authority over all matters affecting the dissolution and winding up of the company’s affairs. The timing and amount of any liquidating distributions to Price's shareholders could be affected if its dissolution were to become judicially supervised.

      Stock Transfers and Cancellation of Stock

      If the proposed dissolution is approved by our shareholders, we expect our shares will be delisted from the New York Stock Exchange. Although our shares may continue to be transferred, a liquidating trust will be created at the time of our initial distribution. Accordingly, the board of directors may fix a date prior to the initial distribution when we will close our share transfer books and discontinue recording share transfers, except by will, intestate succession or operation of law. At the time of our initial distribution, we expect to cancel all of the outstanding common stock of Price and shareholders will thereafter be entitled to receive only a pro rata share of assets deposited in the liquidating trust that are not actually required to pay our liabilities, as and when distributed by the liquidating trustee.

      As a condition to receipt of the initial distribution, our board of directors may require shareholders to (i) surrender their stock certificates to Price or its agent or (ii) furnish Price with evidence satisfactory to the board of directors of the loss, theft or destruction of their stock certificates, together with such surety bond or other security or indemnity as may be required by and be satisfactory to the board of directors.

      Compliance with Reporting Requirements Under the Exchange Act

      We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, after filing the certificate of dissolution, we intend to seek relief from the SEC from the reporting requirements of the Exchange Act. If such relief is granted, we anticipate that we will continue to file current reports on Form 8-K to disclose material events relating to our dissolution along with any other reports that the SEC might require. However, the SEC may not grant any such relief.

Consequences if Shareholders do not Approve the Proposed Dissolution

      Even if the proposed dissolution is not approved by the affirmative vote of the holders of at least 66-2/3% of our outstanding shares, we expect our interest in the Verizon Partnership to be exchanged for shares of Verizon common stock in August 2006. Without the requisite shareholders’ approval of the proposed dissolution, Price will not be dissolved. The continued existence of Price could have significant consequences, including:

  Our company and/or our shareholders may realize substantial taxable gain, which may result in substantial tax liability upon any sale or distribution of Verizon common stock;

  The market price of our shares may decline to take into account the potential tax liability; and

  If we continue to hold the Verizon common stock that we receive in the exchange, we could be required to register as an investment company under the Investment Company Act, which will limit the nature of business activities we can pursue and impose significant regulatory requirements.

      Additionally, under the terms of our lock-up agreement with Verizon, there are restrictions on our ability to sell or otherwise engage in transactions with our Verizon common stock for five years after the exchange. For more details on the restrictions contained in this lock agreement, see the “The Proposed Dissolution—Lock-up Agreement” section of this proxy statement. We also have a very low tax basis in the Verizon common stock, so it is unlikely that we would dispose of any significant portion of the shares in the near term because it would cause the company to recognize a substantial tax gain. Instead, the current view of our directors is that we would attempt to dispose of the Verizon common stock we receive in the exchange gradually over time, consistent with our obligations under our lock-up agreement with Verizon, to the extent that new investments and businesses we are successful in acquiring generate losses that could offset a portion of that gain.

      Our board has not decided what alternative our company should pursue if our shareholders do not approve the proposed dissolution. Although the company would continue to evaluate opportunities as they become available, we believe the proposed dissolution is the best alternative for the Company.

Regulatory Approvals

     We do not expect to require any regulatory approvals in connection with the proposed dissolution.

      We expect that the company’s receipt of Verizon common stock in the exchange will not be reportable under the HSR Act because, subject to certain specified conditions, an acquisition of voting securities solely for the purpose of investment is exempt from the reporting requirements of the HSR Act. If you will receive Verizon common stock as a result of our dissolution, you may be required to file a notification report under the HSR Act, and forego receipt of Verizon common stock during a waiting period that would generally last no longer than 30 days, if after our distribution of Verizon common stock to you as a shareholder of Price, you will hold more than a threshold amount (currently $56.7 million) of Verizon common stock (including any Verizon common stock that you hold prior to the distribution). We encourage all Price shareholders to consult with your own advisors to determine whether you may be required to file a notification report under the HSR Act before you may receive Verizon common stock as a result of our dissolution.

      Price and PCW obtained an order from the SEC exempting them from all provisions of the Investment Company Act in connection with the Verizon Transaction. The exemption will terminate in August 2006, and will coincide with the exchange of the preferred interest in the Verizon Partnership for shares of Verizon common stock. Following the exchange (until the distribution of Verizon common stock to our shareholders or if the proposed dissolution is not approved), the Verizon common stock will represent a substantial portion of Price’s asset value, so Price may be considered to be primarily engaged in the business of investing, reinvesting, owning, holding or trading in securities. Consequently, if the shareholders do not approve the proposed dissolution, we may be required to register as an investment company under the Investment Company Act upon expiration of the exemptive order. If, however, the shareholders approve the proposed dissolution, we will not be required to register as an investment company because activities incidental to dissolution do not require registration under the Investment Company Act.

Vote Required for Approval of the Proposed Dissolution

      Under New York law, the affirmative vote of the holders of at least 66-2/3% of our outstanding shares is required at a shareholders meeting to approve a dissolution of our company and, therefore, the proposed dissolution. Robert Price, our company’s president, chief executive officer and treasurer, the chief financial officer and the other directors of the company, who collectively have voting power over approximately 5.7% of our outstanding shares, have advised us that they will vote all those shares to approve the proposed dissolution. However, 6% to 18% of our shareholders have failed to vote on matters submitted for approval at our annual meetings in recent years. Any shares that are not voted will be counted as voted “against” the dissolution proposal. Accordingly, it may be difficult to obtain the affirmative vote of at least 66-2/3% of our outstanding shares as required to approve the proposed dissolution.

No Appraisal Rights

      Shareholders are not entitled to any rights of appraisal or similar rights of dissenters under New York law in connection with the proposed dissolution.

Interests of Directors and Officers in the Proposed Dissolution

       Our directors and officers own shares of our common stock, and will receive distributions like our other shareholders. Our directors and officers will also receive compensation for their services during the dissolution process. The services to be performed during the dissolution process will include maintaining the Company’s portfolio of marketable securities until the securities are liquidated and cash is distributed our shareholders, managing and settling the Company’s liabilities (which are comprised primarily of income tax liabilities and our office lease), delivering notices to creditors and addressing any responses to such notices submitted by creditors, creating a liquidating trust, ensuring the company is in compliance with applicable regulatory requirements and preparing and making filings, and otherwise taking actions, necessary to complete the dissolution process. Until the distribution of Verizon common stock to our shareholders, our directors and officers will continue to receive compensation at their current levels. Thereafter, we expect a liquidating trust to be formed and one or more of our officers and directors may serve as trustee of such trust for which he or she would receive compensation as determined by our board of directors. In addition, in connection with the dissolution, Robert Price, our president, chief executive officer and treasurer, and Kim Pressman, our executive vice president, chief financial officer, assistant treasurer and secretary, are expected to receive severance awards to ensure that they have appropriate incentives to continue as employees of the company until the distribution of Verizon common stock to our shareholders is completed and the liquidating trust is formed. In addition, we expect to provide additional compensation and benefits to our officers in connection with the dissolution. The board of directors has not yet decided upon a compensation and benefits package to be provided to our officers in connection with the dissolution, and does not expect to make this decision until after the exchange of our preferred limited partnership interest in the Verizon Partnership for Verizon common stock. However, the stock option and compensation committee of the board of directors has recommended that the board of directors consider a severance award of $4.5 million and special performance bonus of $2.5 million to Robert Price and a severance award of $1.6 million and special performance bonus of $0.5 million to Kim Pressman, our Executive Vice President, Chief Financial Officer, Assistant Treasurer and Secretary, with the special performance bonuses payable after the exchange and the severance awards payable upon completion of the distribution of Verizon common stock to our shareholders and subject to an additional payment by the company to reimburse any such officer for his or her tax liability if any such payment is subject to any “golden parachute” excise tax. The committee’s recommendation does not constitute an agreement or commitment to make such payments, and the committee may change its recommendation. However, the company expects that the aggregate amount of severance and special performance bonus payments to our officers will not exceed $9.1 million (exclusive of any excise tax reimbursement), which is the aggregate amount of such payments recommended by the stock option and compensation committee. The stock option and compensation committee has also recommended that the company continue to provide health insurance coverage for these officers for a period of three years after the completion of the distribution of Verizon common stock to our shareholders. The amounts paid to our officers will be dissolution expenses that will reduce the cash amounts to be distributed to our shareholders. Moreover, our company has indemnified, and will continue during the dissolution process to indemnify, our directors and officers to the fullest extent authorized by New York’s Business Corporation Law. We have also purchased insurance to indemnify our directors and officers for claims related to their service to our company. Additionally, under the insurance policy, our company has been indemnified for claims related to certain violations of securities laws.

Material Federal Income Tax Consequences

General

      In the opinion of Davis Polk & Wardwell, the company’s tax counsel, the following are the material U.S. federal income tax consequences of the Reorganization and Alternative Reorganization. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions, all as of the date of this proxy statement, all of which may change, possibly with retroactive effect.

      This discussion only addresses shares of Price common stock held by Price shareholders as capital assets. It does not address all aspects of federal income taxation that may be important to a shareholder in light of that shareholder’s particular circumstances or to a shareholder subject to special rules, such as:

  a shareholder who is not a “U.S. Holder” as defined below, except as otherwise provided herein;

  a financial institution or insurance company;

  a tax-exempt organization;

  a dealer or broker in securities;

  a shareholder that holds its Price common stock as part of a hedge, straddle, conversion transaction or any similar transaction; or

  a shareholder who acquired his Price common stock pursuant to the exercise of options or otherwise as compensation.

Tax Consequences to U.S. Holders

      As used herein, a “U.S. Holder” is a beneficial owner of Price common stock that is, for U.S. federal income tax purposes:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

      If a partnership holds Price common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Price common stock should consult its tax advisors.

Tax Opinion

      Price has received an opinion of its tax counsel dated as of the date of this proxy statement as to the federal income tax consequences of the Reorganization and the Alternative Reorganization. The opinion of the company’s tax counsel has relied, and the confirmation opinion regarding the Reorganization or the Alternative Reorganization as of the exchange date (the “exchange date opinion”) will rely, on representations and covenants made by Price, including those contained in certificates of officers of Price, and the following material assumptions:

  the U.S. federal income tax consequences of the Verizon Transaction as described in Price’s May 31, 2002 proxy statement are correct (according to that proxy statement, such tax consequences “should be” correct but are not certain to be correct due to “a dearth of authority interpreting the federal income tax law with regard to certain issues presented” by the Verizon Transaction);

  the Reorganization and the Alternative Reorganization will be completed in the manner contemplated by this proxy statement;

  if dissolution of Price is approved by its shareholders and the Reorganization takes place after exchanging its Verizon Partnership interest for Verizon common stock, Price will engage in no activities other than (i) holding the Verizon common stock; (ii) holding cash and cash equivalents; (iii) holding any existing marketable securities that it currently owns; (iv) managing its liabilities; and (v) any activities necessary and incidental to the activities in clauses (i) through (iv); but Price will not vary any of its investments, other than rolling over fixed income investments as they mature into new short-term fixed income investments;

  following the Reorganization or Alternative Reorganization, Verizon will continue to hold for use in its business the Verizon Partnership interest received in exchange for its common stock. For this purpose, Verizon will be treated as holding all of the businesses and assets of its “Qualified Group,” as defined in the applicable Treasury Regulations;

  if dissolution of Price is approved by its shareholders and the Reorganization takes place pursuant to a plan of reorganization that will be adopted prior to the exchange of our preferred limited partnership interest in the Verizon Partnership, Price will distribute to its shareholders and creditors all the Verizon common stock and all its other properties (except any amounts retained to pay or provide for the payment of liabilities) no later than August 14, 2007, at which point Price will cease all activities and surrender its corporate charter. To the extent that Price at such time holds any assets to pay, or provide for the payment of, its liabilities, such assets will be deposited in a liquidating trust for the benefit of our shareholders; and

  immediately prior to the Reorganization or Alternative Reorganization, Verizon will not be an investment company as defined in Section 368(a)(2)(F) of the Internal Revenue Code.

  In addition, the opinion of the company’s tax counsel has assumed, and company tax counsel’s ability to provide the closing date opinion will depend on, the absence of changes in existing facts or in law between the date of this proxy statement and the exchange date. If any of those representations, covenants or assumptions is inaccurate, company’s tax counsel may not be able to provide the required exchange date opinion and the federal income tax consequences of the exchange could differ from those described herein.

      The following discussion neither binds the Internal Revenue Service (“IRS”) nor precludes the IRS or the courts from adopting a contrary position. Price does not intend to obtain a ruling from the IRS on the tax consequences of the Reorganization and the Alternative Reorganization.

Federal Income Tax Treatment of the Reorganization and the Alternative Reorganization

      The following is a discussion of the consequences if the proposed dissolution is approved and the Reorganization takes place, or, alternatively, if the proposed dissolution is not approved and the Alternative Reorganization takes place.

     Federal Income Tax Consequences to Price if the Proposed Dissolution is Approved

      The company’s tax counsel is of the opinion that, although the matter is not free from doubt due to a lack of authority directly applicable to the facts and circumstances of the Reorganization, the Reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Verizon Communications and Price will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Assuming such treatment is correct, Price will not recognize any gain or loss for federal income tax purposes as a result of the Reorganization. If the Reorganization is not treated as a reorganization within the meaning of Section 368(a), Price will recognize a substantial amount of taxable gain on the exchange of our Verizon Partnership interest for Verizon common stock.

     Federal Income Tax Consequences to Holders of Price Common Stock if the Proposed Dissolution is Approved

      The company’s tax counsel is of the opinion that, although the matter is not free from doubt due to a lack of authority directly applicable to the facts and circumstances of the Reorganization, the Reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that this treatment of the Reorganization is correct, the following are the federal income tax consequences to holders of Price common stock:

  Holders of Price common stock who receive both Verizon common stock and cash in the Reorganization will not recognize any loss and will recognize gain, if any, equal to the lesser of: (1) the amount of cash so received and (2) the excess of the sum of the amount of cash so received and the fair market value on the date of the distribution of the shares of Verizon common stock over the shareholder’s adjusted tax basis for its Price common stock. The tax treatment of such gain is uncertain. Price intends to report the cash distributed to each holder of Price common stock as dividend income to the extent of the holder’s ratable share of Price’s undistributed earnings and profits. Accordingly, cash distributed to certain shareholders who are not U.S. Holders, including (1) nonresident alien individuals not otherwise present in the United States for 183 days or more in the year of distribution, (2) foreign corporations and (3) foreign estates or trusts, will be withheld upon at a rate of 30% unless a lower treaty rate applies. The remaining gain, if any, will generally be capital gain and will generally be long-term capital gain if you held your shares of Price common stock for more than one year. You are urged to consult your own tax advisor to determine the tax treatment of any gains recognized pursuant to the Reorganization. For purposes of the foregoing, the amount of cash you receive is deemed to include your ratable share of the expected residual value, if any, of any cash or other property deposited by Price in a liquidating trust for the benefit of its shareholders. Because you will be deemed to receive the expected residual value of amounts deposited in a liquidating trust at the time they are deposited, you may be subject to tax on that residual value prior to its actual receipt by you. If, after all claims against Price are satisfied, the amount you actually receive is either greater than or less than the amount previously deemed to have been received by you, you may be required to recognize gain or loss, respectively, in the year of receipt. The treatment of such gain or loss is unclear; you are urged to consult your own tax advisor;

  A U.S. Holder who receives Verizon common stock will have an adjusted tax basis in the Verizon common stock received in the Reorganization equal to the adjusted tax basis of its shares of Price common stock, increased by any gain recognized (including any portion of the gain that is treated as a dividend), and decreased by the amount, if any, of cash received;

  The holding period for shares of Verizon common stock received will include the holding period for the shares of Price common stock;

  If a holder’s shares of Price common stock have differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of shares; and

  If the Reorganization is not treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the distribution of Verizon common stock to our shareholders will be taxable to them as a distribution in liquidation of their shares of Price common stock, and they will recognize taxable gain or loss equal to the difference between the fair market value of the property distributed to them pursuant to the dissolution of Price and their adjusted tax basis in their shares of Price common stock.
  Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss to a shareholder who has held the Price common stock for more than one year.

     Information Reporting and Backup Withholding

      Information returns will be filed with the IRS in connection with any cash received by a holder of Price common stock pursuant to the Reorganization, unless such holder is an exempt recipient (such as a domestic corporation).

      Backup withholding at the rate specified in the Internal Revenue Code may apply to cash paid to a Price shareholder in the dissolution unless he or she provides an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. A shareholder who is a U.S. Holder will be required to provide a properly executed IRS Form W-9 (or the substitute Form W-9 included in the letter of transmittal to be delivered to such shareholder in connection with the Reorganization) in order to claim exemption from withholding.

      Any amount withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability if the required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

     Reporting Requirements

      You will be required to retain records pertaining to the Reorganization and to file with your U.S. federal income tax return for the year in which the Reorganization takes place a statement setting forth facts relating to the Reorganization, including:

  the cost or other basis of your shares of Price; and
  the fair market value of the Verizon common stock and the amount of cash you receive in the Reorganization.

     Federal Income Tax Treatment of the Alternative Reorganization

      If the proposed dissolution is not approved, it is expected that PCW, which is a wholly owned subsidiary of Price and currently holds the Verizon Partnership interest, will be dissolved. In such case, company’s tax counsel is of the opinion that, although the matter is not entirely free from doubt due to a lack of authority directly applicable to the facts and circumstances of the Alternative Reorganization, the Alternative Reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Verizon Communications and PCW will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Assuming such treatment is correct neither Price nor PCW will recognize any gain or loss for federal income tax purposes as a result of the Alternative Reorganization. However, Price will have a tax basis in the Verizon common stock received equal to the adjusted basis of its PCW stock. As a result, it is expected that a significant amount of gain will be recognized by Price upon its disposition of the Verizon common stock. If the Alternative Reorganization is not treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, PCW will recognize a taxable gain on the exchange of its Verizon Partnership interest for Verizon common stock, and Price will take a fair market value basis in the Verizon common stock upon the liquidation of PCW into Price.

      In any event, holders of Price common stock will not receive any cash or Verizon common stock pursuant to the Alternative Reorganization. Accordingly, holders of Price common stock will not recognize gain or loss as a result of the Alternative Reorganization.

      This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the Reorganization or the Alternative

Reorganization. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Reorganization or the Alternative Reorganization. Accordingly, we strongly urge each Price shareholder to consult his or her own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to him or her.

Recommendation of the Board of Directors

The Board of Directors of our company has unanimously approved the proposed dissolution, subject to shareholder approval, and unanimously recommends that our shareholders vote FOR the proposed dissolution. In reaching this determination the board of directors considered the following material factors:

  Because an IPO of Verizon Wireless is highly unlikely by August 2006, our interest in the Verizon Partnership will be required to be exchanged for shares of Verizon common stock in August 2006;

  If our company is not dissolved by August 15, 2007 and we later sell any Verizon common stock or distribute Verizon common stock to our shareholders, our company and/or our shareholders could recognize a substantial amount of taxable gain which may result in our incurring substantial tax liability;

  If our company is not dissolved by August 15, 2007 we expect the market price of our shares to decline to take into account the substantial tax liability that our company may incur upon any sale or distribution of Verizon common stock;

  Although a majority of our shareholders approved a non-binding, advisory proposal in 2003 that our company seek to acquire a new business, we have been unable to identify or successfully acquire any business that meets the economic and fiduciary requirements of our board of directors;

  If the proposed dissolution is not approved by our shareholders, we may be unable to identify or succeed in acquiring a business that meets the board of directors’ economic and fiduciary requirements;

  Even if we successfully consummate an acquisition that meets the board of directors’ economic and fiduciary requirements, there can be no assurance that the acquisition will generate returns in excess of the returns that may be realized by our shareholders following the proposed dissolution or that the acquired business will generate losses to offset the significant tax gains that we may recognize upon any disposition of Verizon common stock;

  We currently have only three employees and may not have the infrastructure and management resources to successfully consummate and monitor acquisitions that meet the board of directors’ economic and fiduciary requirements;

  If our company continues to hold the Verizon common stock that it receives in the exchange, we could be required to register as an investment company under the Investment Company Act, which will limit the nature of business activities we can pursue and impose significant regulatory requirements; and

  Our company’s president, chief executive officer and treasurer, Robert Price, will vote the shares he owns for the proposed dissolution.

       While our Board of Directors has unanimously approved and recommended the proposed dissolution to our shareholders, it is theoretically possible that unforeseen circumstances may cause the Board of Directors, in satisfying its fiduciary duties, to reconsider its unanimous approval even after the holders of at least 66-2/3% of our outstanding shares approve the proposed dissolution. However, we presently do not know of any circumstance that may cause the Board of Directors to reconsider its unanimous approval of the proposed dissolution.

Additional Factors to be Considered by Shareholders in Deciding Whether to Approve the Proposed Dissolution

      There are many factors that our shareholders should consider when deciding whether to vote to approve the proposed dissolution. In addition to carefully reviewing all the other information contained in this proxy statement and the documents incorporated herein, you should consider the following risk factors:

No Assurances can be Made on the Amount of any Distribution to Shareholders Following the Proposed Dissolution

      We cannot assure you of the precise nature, amount or timing of any distribution. Uncertainties as to the precise amount of our assets and liabilities (including contingent liabilities) make it difficult to predict with certainty the aggregate net value ultimately distributable to our shareholders.

We may not Receive the Approval of a Sufficient Number of our Shareholders

      It may be difficult to obtain the necessary vote for the proposed dissolution. In recent shareholder meetings, 6% to 18% of our shareholders have failed to vote. Any shares that are not voted will be counted as voted “against” the dissolution proposal.

If our Shareholders do not Approve the Proposed Dissolution, We may Suffer Adverse Tax and Other Consequences

      Unless the company is dissolved and the Verizon common stock is distributed to our shareholders by August 15, 2007, our company and/or our shareholders could recognize a substantial amount of taxable gain which may result in us incurring substantial tax liability upon any subsequent sale or distribution of the Verizon common stock. For example, if we were to receive 29,473,000 shares of Verizon common stock and sell all of those shares at $31.55 per share, which was the closing market price of Verizon common stock on June 13, 2006, we would realize a taxable gain of approximately $930 million over our basis in the shares. Assuming the current U.S. federal income tax rate of 35% on corporations, the amount of federal and state and local taxes we would owe on the approximately $930 of gain would be approximately $325 million and $6.3 million, respectively, but the actual taxes payable would depend on, among other things, the availability of deductions and credits and the federal and state and local income tax rates on corporations in effect at the time when such gain is recognized. Additionally, if our company retains Verizon common stock, we may have to register as an investment company under the Investment Company Act, which could significantly limit our company’s ability to take advantage of potential business opportunities and would also impose stringent regulatory requirements. See also the “Material Federal Income Tax Consequences” and “Regulatory Approvals” sections of this proxy statement.

If We Retain Verizon Common Stock, the Market Value of our Shares Could Suffer

      If our shareholders do not approve the proposed dissolution, the market price of our shares is likely to fall to take into account the potentially significant tax liability that our company may incur and other adverse consequences that it may suffer upon any sale or distribution of the Verizon common stock.

Additional Liabilities and Expenses May Reduce the Amount Available for Distribution to Shareholders

      The actual amount of the company’s liabilities, including contingent liabilities, may exceed the amounts shown on our balance sheet. In addition, we could incur additional claims, liabilities and other expenses (such as payroll, regulatory filings, legal expenses, consulting fees and miscellaneous office expenses) before or after we file the certificate of dissolution. These amounts will reduce the extent to which our assets will be available for distribution to our shareholders.

The Realizable Value of Our Assets May be Less Than Their Current Market Value

      The market value of our assets may decline, or we may be unable for other reasons to realize the current market value of our assets. In this case, the assets available for distribution to our shareholders will be reduced.

The Market Price of Verizon Common Stock May Decline

      If the market price of Verizon common stock declines, the potential tax liability that we may realize if the potential dissolution is not approved and we later sell or distribute to our shareholders the Verizon shares would be lower. Any further decline in the market price of Verizon common stock below $40 per share will not change the number of shares that we will receive in the exchange.

      Even if the proposed dissolution is approved by our shareholders, the lock-up agreement does not allow us to distribute the shares of Verizon common stock we receive in the exchange to our shareholders until approximately August 8, 2007. The market value of Verizon common stock when we receive it in the exchange could be substantially different from its market value at the time of the distribution to our shareholders. In the first quarter of 2006, the closing market price of Verizon common stock on the New York Stock Exchange has ranged from $35.02 to $30.04 per share. Similarly, the closing market price of Verizon common stock has varied substantially during the past three calendar years: the closing market price ranged from $41.06 to $29.13 in 2005, from $42.27 to $34.13 in 2004 and from $44.31 to $31.10 in 2003.

Distribution of Assets to our Shareholders Could be Delayed

      If the proposed dissolution is approved, we expect to distribute Verizon common stock to our stockholders in August 2007. However, we are currently unable to predict the precise timing of any subsequent distribution. The timing of the distributions will depend on and could be delayed by, among other things, claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of distributions to shareholders on the grounds that the amounts to be distributed were needed to provide for payment of our liabilities and expenses. Any action of this type could delay or diminish the amount available for distribution to shareholders.

Shareholders Could be Liable for Price’s Liabilities up to the Amount of Distribution Received by Them

      If the assets we reserve at the time of any distribution are insufficient to satisfy our remaining liabilities, shareholders may be required to return all or a portion of the amount of their distributions so as to ensure that all of our actual and contingent liabilities are satisfied in full. A shareholder’s liability would not, however, exceed the aggregate amount of the distributions that it receives in our dissolution.

PROPOSAL 2 – ELECTION OF DIRECTOR

General

      Our certificate of incorporation provides that our board of directors will have not fewer than three nor more than ten directors, with the actual number being set from time to time by resolution of our board. Our board of directors has fixed the authorized number of directors at five.

      Our certificate of incorporation provides that our board of directors will be divided into three separate classes, with the classes to be as nearly equal in number as possible. One class is elected each year to serve a staggered three-year term. The terms of office of the respective classes expire in successive years. At the annual meeting, one current member of our board of directors, Robert F. Ellsworth, is to be reelected to our board of directors to serve for a term of three years until the annual meeting of shareholders in 2009. The nominee, Robert F. Ellsworth, has consented to be named and to serve if elected. Our board of directors has no reason to believe that Mr. Ellsworth will be unable to serve if elected to office and, to the knowledge of our board of directors, Mr. Ellsworth intends to serve the entire term. Should Mr. Ellsworth become unable or unwilling to accept nomination or election, the persons named on the enclosed form of proxy will vote for such other person as our board of directors may recommend.

      Our board of directors has determined that Frank Osborn and Stuart B. Rosenstein, current directors of our company, and Robert F. Ellsworth, a current director and nominee for reelection as director, have no material relationship with our company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with our company), other than in his capacity as a director of our company. Based on this determination and the review by our board of directors of the additional general independence requirements under the New York Stock Exchange’s listing standards (the “Listing Standards”), our board of directors has determined that each of these directors is an “independent director” under the Listing Standards.

Vote Required

      The affirmative vote of a plurality of the votes cast by our shareholders at the annual meeting is required for the election of a director. Abstentions with respect to the election of a director will have no effect on the vote on this matter.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEE.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of our common stock as of June 6, 2006 by (1) each person or group known to us who beneficially owns (as defined in the rules of the Securities and Exchange Commission) more than five percent of our common stock, (2) our directors and executive officers individually, (3) all of our directors and executive officers as a group, and (4) the director nominee:

	Amount or Nature of
Beneficial Owner (1)	Beneficial Owner (2)(3)	Percentage
Robert Price	3,050,140 (3)	5.4%
Frank Osborn	1,000	(4)
Kim I. Pressman	268,659 (3)(5)	(4)
Stuart B. Rosenstein	39,637	(4)
Robert F. Ellsworth	33,313	(4)
All directors and executive officers as a group (5 persons)	3,416,649	6.1%
Atticus Capital L.L.C.	10,664,926 (6)	19.0%
Frederick W. Green and Bonnie L. Smith	4,679,622 (7)	8.3%
Sowood Capital Management LP	4,452,392 (8)	7.9%

(1)	Address for each executive officer and director is our principal executive office located at 45 Rockefeller Plaza, New York, New York 10020.
(2)	Unless otherwise indicated, the persons named in the table have the sole power to vote and direct the disposition of these shares.
(3)	Includes options exercisable within 60 days of March 31, 2005. Excludes 10,500 options for Kim I. Pressman at an exercise price of $19.71, which are technically exercisable.
(4)	Less than 1%.
(5)	Excludes 20,403 shares held by Ms. Pressman’s children as to which she disclaims beneficial ownership.
(6)	Based on a Form 4 filed with the SEC on June 7, 2006. The Form 4 states that Timothy R. Barakett is an additional reporting person, that Mr. Barakett is the chairman, chief executive officer and managing member of Atticus Capital L.L.C. and certain other affiliated entities and that based on these relationships, he is deemed to be a beneficial owner of the shares of common stock owned by various investment funds and managed accounts as to which such entities and their affiliates act as advisors. The principal address for Mr. Barakett is 152 West 57th Street, New York, New York 10019.
(7)	Based on Schedule 13G’s filed with the SEC on February 9, 2006. 4,679,622 shares consists of (i) 4,107,998 shares beneficially owned by The Merger Fund; (ii) 15,345 shares beneficially owned by The Merger Fund VL; (iii) 242,947 shares beneficially owned by GS Master Trust; (iv) 139,970 shares beneficially owned by Institutional Benchmarks Series (Master Feeder) Limited; (v) 18,050 shares beneficially owned by MSS Merger Arbitrage 2 and (vi) 155,312 shares beneficially owned by SPhinx Merger Arbitrage, all of which each of Frederick W. Green and Bonnie L. Smith may be deemed to beneficially own by virtue of their respective positions as President (in the case of Mr. Green) and Vice-President (in the case of Ms. Smith) of Westchester Capital Management, Inc., the investment adviser of The Merger Fund and the Merger Fund VL, or by virtue of their position each as a member of Green & Smith Investment Management L.L.C., which is the investment adviser of each of the other private entities listed above. The principal address for each of Mr. Green, Ms. Smith, Westchester Capital Management, Inc., The Merger Fund, The Merger Fund VL and Green & Smith Investment Management L.L.C. is 100 Summit Drive, Valhalla, New York 10595. Each of Mr. Green, Ms. Smith, Westchester Capital Management, Inc., The Merger Fund, The Merger Fund VL and Green & Smith Investment Management L.L.C. disclaim membership in a group.

(8)	Based on a Schedule 13G filed with the SEC on February 14, 2006. The principal address for Sowood Capital Management LP is 500 Boylston Street, 17th Floor, Boston, Massachusetts 02116.

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information with respect to our directors (including director nominees) and executive officers.

	Age
Name	(as of December 31, 2005)	Office
Robert Price	73	Director, President, Chief Executive
		Officer and Treasurer
Kim I. Pressman	49	Director, Executive Vice President,
		Chief Financial Officer, Assistant
		Treasurer and Secretary
Frank Osborn	58	Director
Stuart B. Rosenstein	45	Director
Robert F. Ellsworth	79	Director and Nominee for Reelection as
		Director

      The following is a biographical summary of the experience of our executive officers and directors (including the director nominee) named above.

      Robert Price has served concurrently as a Director and the Chief Executive Officer and President of our company since 1979, has served as Treasurer of the Company since 1990, and has been a Director of Price Communications Wireless Holdings, Inc. (“Holdings”) and Price Communications Wireless since 1997. Mr. Price was a Director of PriCellular Corporation (“PriCellular”) from 1990 until it was acquired by American Cellular Corporation in June 1998. Mr. Price was the President and Assistant Treasurer of PriCellular from 1990 until May 1997 and served as Chairman of PriCellular from May 1997 until June 1998. Mr. Price, an attorney, is a former General Partner of Lazard Freres & Co. Mr. Price has served as an Assistant United States Attorney, practiced law in New York and served as Deputy Mayor of New York City. After leaving public office, Mr. Price became Executive Vice President of The Dreyfus Corporation and an Investment Officer of The Dreyfus Fund. In 1972 he joined Lazard Freres & Co. Mr. Price has served as a Director of Holly Sugar Corporation, Atlantic States Industries, The Dreyfus Corporation, Graphic Scanning Corp. and Lane Bryant, Inc., and is currently a member of The Council on Foreign Relations. Mr. Price has served as the Representative of the Majority Leader and President Pro Tem of the New York Senate and as a member of the Board of Directors of the Municipal Assistance Corporation for the City of New York. Mr. Price has also served as the nominee of the Governor of New York State as a trustee of the City University of New York. Since April 2001, he has been commissioner of the New York State Commission of Investigations.

      Kim I. Pressman, a certified public accountant, is a graduate of Indiana University and holds an M.B.A. from New York University. Ms. Pressman was elected Executive Vice President & Chief Financial Officer of our company in May 1998 and was elected Secretary in April 2002. Prior to joining the Company in 1984 where she held various offices prior to her election to her current positions, Ms. Pressman was employed for three years by Peat, Marwick, Mitchell & Co., a national certified public accounting firm, and for more than three years thereafter was Supervisor, Accounting Policies for International Paper Company and then Manager, Accounting Operations for Corinthian Broadcasting of Dun & Bradstreet Company, a large group owner of broadcasting stations. Until June 1998, she served as a Director, Vice President and Secretary of PriCellular Corporation for more than the preceding five years.

      Frank Osborn has been a director of our company since 2005. Mr. Osborn is the President and CEO of Qantum Communications, a group owner of radio stations. Prior to being President of Qantum Communications, Mr. Osborn was President and CEO of Aurora Communications from 1999 to 2002 and was Managing Director of Capstar Broadcasting from 1997-1998, other group owners of radio stations. From 1985 to 1997 he was President and CEO of Osborn Communications Corporation, a publicly-held company and from 1983 to 1985 was Senior Vice President/Radio for Price Communications Corporation. He began his career with NBC, where among other positions he held he was Vice President and General Manager of WYNY-FM in New York City. Mr. Osborn received an MBA from the Wharton School of University of Pennsylvania in 1973.

      Stuart B. Rosenstein has been a director of our company since August 2000. Mr. Rosenstein is Owner and Managing Member of AMG Capital LLC, a firm which specializes in providing financing and lending to the real estate industry. Mr. Rosenstein co-founded LiveWire Ventures in 1998 and served as its Executive Vice President and Chief Financial Officer until May 2004. LiveWire is a diversified investment and management group focused primarily on companies that provide software and internet products and services for the media, telecom, utility, advertising, and new media industries. From 1990 to June 1998, Mr. Rosenstein was Executive Vice President and Chief Financial Officer of PriCellular Corporation. Mr. Rosenstein began his career with Ernst & Young and was a senior manager there at the time he joined PriCellular Corporation. Mr. Rosenstein is a certified public accountant and a member of the AICPA and New York State Society of CPAs. He is a magna cum laude graduate of the State University of New York.

      Robert F. Ellsworth has been a director of our company since 1981 and is a nominee for reelection as a director. Mr. Ellsworth is Chairman of Hamilton BioVentures LLP of San Diego, a venture capital firm and Managing Director of The Hamilton Group, LLC, a private venture group. From 1974 to 1977, Mr. Ellsworth served as an Assistant Secretary and then Deputy Secretary of Defense. Mr. Ellsworth was a General Partner of Lazard Freres & Co. from 1971 to 1974, and served in the United States House of Representatives from 1961 to 1967. Mr. Ellsworth’s professional affiliations include the International Institute for Strategic Studies, London; Atlantic Council of the United States, Washington, D.C.; The Council on Foreign Relations, New York; and the American Council on Germany, New York.

Meetings of the Board

      Our board of directors met 4 times during the year ended December 31, 2005. Each member of our board attended over 75% of the meetings of the board and the committees of the board of which he or she is a member held during the year while he or she was a member. Our company encourages, but does not require, the members of the board to attend our company’s annual meeting of shareholders. All members of the board attended the annual shareholder meeting in May 2005. Our non-management directors may meet in executive session, without management, at any time, and are regularly scheduled for non-management executive sessions at least twice each year. During the year ended December 31, 2005 our independent directors met 4 times in executive session without management. The independent directors select one independent director to preside over each meeting of the independent directors.

      In order to communicate with our board of directors as a whole, with non-management directors or with specified individual directors, correspondence may be directed to: Secretary, Price Communications Corporation, 45 Rockefeller Plaza, New York, New York 10020. The Secretary will submit your correspondence to our board of directors or the appropriate committee, as applicable. You may communicate directly with our board of directors, or the non-management directors as a group, or any individual director, by sending correspondence to the board of directors, Price Communications Corporation, 45 Rockefeller Plaza, New York, New York 10020.

Committees of the Board

      Our board of directors has an Audit and Finance Committee, a Stock Option and Compensation Committee and a Nominating and Governance Committee.

      The Audit and Finance Committee consists of Messrs. Ellsworth, Osborn and Rosenstein. Our board of directors has considered whether the members of the Audit and Finance Committee satisfy the

“independence” and “financial literacy” requirements for audit committee members as set forth in the Listing Standards. Our board of directors has concluded that all members satisfy the requirements of the Listing Standards and are “independent” as defined by Securities and Exchange Commission rules. In addition, our board of directors has concluded that Mr. Rosenstein also qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and has the “accounting or related financial management expertise” required by the Listing Standards. No member of the Audit and Finance Committee serves on an audit committee of more than three public companies. The Audit and Finance Committee held 5 meetings during 2005. A copy of the written charter of the Audit and Finance Committee may be viewed at our corporate website, www.pricecommunicationscorp.com, under the heading “Committees and Charters”. In addition, a printed copy of this charter will be provided to any shareholder upon request to Secretary, Price Communications Corporation, 45 Rockefeller Plaza, New York, New York 10020.

      The Stock Option and Compensation Committee consists of Messrs. Ellsworth, Osborn and Rosenstein. The Stock Option and Compensation Committee’s functions include reviewing and approving arrangements relating to the compensation of our executive officers and administering our 2003 Long Term Incentive Plan. The Stock Option and Compensation Committee also reviews and approves factors to be taken into account relative to our chief executive officer’s compensation, evaluates our chief executive officer’s performance, determines and approves the chief executive officer’s compensation level based on this evaluation and makes recommendations to our board with respect to non-CEO compensation incentive and equity-based plans. It also prepares the report required by the Securities and Exchange Commission’s proxy rules to be included in our company’s proxy statement or annual report on Form 10-K and performs such other duties and responsibilities set forth in a written charter recently approved by our board of directors and which complies with the Listing Standards. All members of the Stock Option and Compensation Committee are independent directors under the Listing Standards. The Stock Option and Compensation Committee held 3 meetings during 2005. The written charter of the Stock Option and Compensation Committee may be viewed at our corporate website, www.pricecommunicationscorp.com, under the heading “Committees and Charters”. In addition, a printed copy of this charter will be provided to any shareholder upon request to our Secretary at the address listed above.

      The Nominating and Governance Committee consists of Messrs. Ellsworth, Osborn and Rosenstein. The function of the Nominating and Governance Committee is to assist our board of directors by (i) reviewing and recommending for the board’s approval certain policies regarding the nomination of directors; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the board’s selection nominees to fill positions on the board; (iv) developing and recommending to the board a set of Corporate Governance Guidelines applicable to our company; and (v) overseeing the evaluation of the board and management. In considering possible candidates for election as a director, the Nominating and Governance Committee is guided by the principle that each director (a) be an individual of high character and integrity, (b) be accomplished in his or her respective field, with superior credentials and recognition, (c) have relevant expertise and experience upon which to be able to offer advice and guidance to management, (d) have sufficient time available to devote to the affairs of our company; (e) be able to work with the other members of the board and contribute to the success of our company; (f) represent the long-term interests of our company’s shareholders as a whole; and (f) be selected such that the board represents a diversity of backgrounds and experience. Each director must be at least 18 years of age.

      All members of the Nominating and Governance Committee are independent directors under the Listing Standards. The Nominating and Governance Committee held 1 meeting during 2005. The written charter of the Nominating and Governance Committee may be viewed at our corporate website, www.pricecommunicationscorp.com, under the heading “Committees and Charters”. In addition, a printed copy of this charter will be provided to any shareholder upon request to our Secretary at the address listed above.

      Shareholders may propose director candidates for consideration by the Nominating and Governance Committee by delivering timely notice in proper written form. To be timely, notice of a proposed nomination must be delivered to or mailed and received at our principal executive offices at 45 Rockefeller Plaza, New York, New York 10020 not less than 50 days nor more than 90 days prior to our annual meeting of shareholders; provided, however, that if less than 50 days’ notice or prior public disclosure of the date of the meeting is given or made to our company’s shareholders, the proposed nomination must be received not later than the earlier of (i) the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, or (ii) the last business day prior to the meeting date. Proposed nominations must include (a) the name and address, as they appear on our company’s books, of the shareholder proposing the proposed nominee, (b) the class and number of shares of our company that are beneficially owned by such shareholder, (c) the proposed nominee’s full name, business address, residential address and principal occupation or employment, and qualifications for board membership, (d) the class and number of shares that are beneficially owned by the proposed nominee, and (e) any other information relating to the proposed nominee that is required to be disclosed in connection with the solicitation of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act or any successor regulation or law. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Our company will forward all proposed nominations to the Nominating and Governance Committee for consideration. The Committee may, but will not be required to, consider proposed nominations not properly submitted in accordance with this policy. The Committee may request further information from any proposed nominee. All proposed nominees properly submitted to our company (or which the Committee otherwise elects to consider) will be evaluated and considered by members of the Committee using the same criteria as nominees identified by the Committee itself.

Report of the Audit and Finance Committee

      The following is the report of our Audit and Finance Committee with respect to our audited financial statements for fiscal year ended December 31, 2005. This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by reference into any future filings under the Securities Act or the Exchange Act except to the extent we specifically incorporate it by reference into such filing.

      During 2005, the Audit and Finance Committee consisted of Robert F. Ellsworth, Frank Osborn and Stuart B. Rosenstein. Each of such persons is “independent” as defined under the Listing Standards.

      The responsibilities of the Audit and Finance Committee are set forth in its written charter, which has been approved by the board of directors and which complies with the Listing Standards. A copy of this charter may be obtained from the Company in the manner described elsewhere in this proxy statement. The function of the Audit and Finance Committee is to assist the board of directors in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s outside auditor; and (iv) the performance of the Company’s outside auditor. In particular, the Committee shall serve as an independent party to monitor the Company’s financial reporting processes and internal control system; discuss the audit conducted by the Company’s outside auditor; and provide an open avenue of communication among the outside auditor, management and the board. The Audit and Finance Committee held 5 meetings during 2005.

      The Audit and Finance Committee has reviewed and discussed our audited financial statements with management. The Audit and Finance Committee has also discussed with the Company’s independent registered public accounting firm, BDO Seidman, LLP, matters relating to the auditors’ judgments about the quality, as well as the acceptability, of our accounting principles, as applied in our financial reporting as required by Statement of Auditing Standards No. 61, as amended (Communications with Audit Committees). In addition, the Audit and Finance Committee has discussed with BDO Seidman their independence from management and us, as well as the matters in the written disclosures received from its independent auditors and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

      Based on the Audit and Finance Committee’s review and discussions referred to above, the Audit and Finance Committee recommended to the board of directors that our audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Robert F. Ellsworth
Frank Osborn
Stuart B. Rosenstein
(Members of the Audit and Finance
Committee)

Directors Compensation

      Directors are compensated for their reasonable travel and related expenses in attending (in-person) board of directors or committee meetings, and directors who are not officers or employees receive fees of $65,000 per annum. No additional fee is paid to directors for attendance at meetings of the board or committees.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth summary information concerning the compensation paid to our chief executive officer and another executive officer for the three years ended December 31, 2005.

				Long-Term
		Annual Compensation		Compensation

				Securities
Name and Principal				Underlying	All Other
Position	Year	Salary ($)	Bonus ($)	Options	Compensation

Robert Price	2005	$850,000	$1,000,000	—	—
President, Chief Executive	2004	$850,000	$1,090,000	52,500	—
Officer and Treasurer	2003	$850,000	$1,025,000	—	—

Kim I. Pressman	2005	$300,000	$500,000	—	—
Executive Vice President,	2004	$300,000	$515,000	52,500	—
Chief Financial Officer,	2003	$300,000	$425,000	—	—
Assistant Treasurer and
Secretary

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table reflects the number of stock options held by our executive officers on December 31, 2005.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at Fiscal Year End		Options at Fiscal Year End

	Shares	Value
	Acquired	Realized
Name	on Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert Price	—	—	210,000	52,500	—	—

Kim I. Pressman	—	—	270,456	52,500	$455,273	—

Stock Option and Compensation Committee Report on Executive Compensation

      Under the rules of the SEC, this report is not deemed “soliciting material” and is not incorporated by reference in any filing with the SEC under the Securities Act or the Exchange Act.

      The Stock Option and Compensation Committee of our board of directors has been composed of three non-employee directors, Robert F. Ellsworth, Frank Osborn and Stuart B. Rosenstein. Each of such persons is “independent” as defined under the Listing Standards. The Committee is responsible for developing and making recommendations to our board of directors with respect to our executive compensation policies and the annual compensation paid to our executive officers and administering our 2003 Long Term Incentive Plan. The Committee believes that our compensation arrangements should enable us to attract and retain highly qualified executive employees, reward individual performance and foster an identity of interest between management and us.

     The main objectives of the executive compensation program are:

  to align compensation opportunities with shareholder interests;

  to provide compensation that is competitive when compared with various markets in which the Company competes for executive talent; and

  to divide total compensation between base and incentive compensation components with significant incentive related component.

      The Committee has historically viewed stock options as key elements to focus executives on increasing shareholder value.

      The Company currently has no operating assets and three employees, including Mr. Price and Ms. Pressman. This report consequently describes the historical elements of our executive compensation program and the current basis on which the compensation of our chief executive officer has been determined.

     Annual Compensation

      Base Salary. In general, we have historically aligned base pay for executives to be competitive with market rates. The pay review considered level of experience, individual performance against annually established financial and non-financial unit and individual objectives, and competitive market salary rates for similar positions.

      Annual Bonuses. All executives have historically been eligible for annual bonuses for achieving challenging financial, leadership and operational objectives that are established at the beginning of each year. To determine annual bonus awards, the Committee performed a detailed review of our and the individual executive’s performance.

     Long-term Incentives

      The Company has historically used stock options to link executive compensation to our longer term internal performance and to external market performance of our stock price.

      Stock options have historically been granted to executives and other key personnel with an exercise price equal to the market price of the stock on the date of grant. The potential future value of stock options has been dependent solely upon the future increase in the price of our stock. Stock option award levels have been based on each recipient’s position level and performance as well as the competitive level of option grants for comparably situated executives. The exercise price of option grants has historically typically been equal to 100 percent of the market price of the Company’s common stock on the grant date. Options have a ten-year exercise period, and typically become exercisable in installments during the first two years following their grant.

      Annual grants of restricted stock are not presently part of our executive compensation program. However, grants of restricted stock may occur in the future as warranted by changing competitive conditions.

      Most of the Company’s outstanding stock options (which are held by Mr. Price and Ms. Pressman) were granted with an exercise price significantly in excess of the market price of the stock on the date of grant, with the remainder having been granted with an exercise price at the then market price. On February 16, 2006, the company repurchased options to purchase 210,000 shares of the Company’s common stock from each of Mr. Price and Ms. Pressman at $1.00 per share.

     Compensation of the Chief Executive Officer

      The Company currently has no operating assets. Consequently, the Committee believes that the best measure of Mr. Price’s contribution to shareholder value is the long-term performance of the Company’s stock in comparison to other wireless telephone companies and that, in setting compensation, the Committee should also take into account compensation received by chief executive officers of other wireless telephone companies. Mr. Price’s compensation currently includes base salary and annual bonuses and has in the past included (and may in the future include) stock option grants.

      Mr. Price’s annual base salary for 2005 was $850,000 and his annual bonus for 2005 was $1,000,000. The salary and bonus figures were based on the Committee’s evaluation of the long-term performance of the Company’s stock in comparison to the stock of other wireless telephone companies and the compensation paid to the chief executive officers of other wireless telephone companies.

      Pursuant to Section 162(m) of the Internal Revenue Code compensation exceeding $1 million paid to our executive officers may not be deducted by us unless such compensation is performance based and paid pursuant to criteria approved by our shareholders. The Committee considered the provisions of Section 162(m) in setting 2005 compensation paid to Mr. Price.

Robert F. Ellsworth
Frank Osborn
Stuart B. Rosenstein
(Members of the Stock Option and
Compensation Committee)

STOCK PRICE PERFORMANCE

      The following graph shows the five year cumulative total return (change in the year-end stock price plus reinvested dividends) to our shareholders compared to the Standard & Poor’s 500 Index and the Standard & Poor’s Cellular/Wireless Telecommunications Industry Index cumulative total return. The graph assumes investment of $100 on December 31, 2000 in our common stock, the Standard & Poor’s Cellular/Wireless Telecommunications Industry Index and the Standard & Poor’s 500 Index and the reinvestment of dividends. The companies represented in the Standard & Poor’s Cellular/Wireless Telecommunications Industry Index are not necessarily similar in size to us and include some companies larger than us. The stock price performance shown on the graph is not necessarily indicative of future price performance.

Total Return to Shareholders
(Dividends reinvested monthly)

		Total Return to Shareholders (Dividends reinvested monthly) Annual Return Percentage Year Ending December 31,

Company/Index	2000	2001	2002	2003	2004	2005

Price Communications Corporation	100.00	13.55	-27.55	-0.72	42.17	-20.01
S&P 500 Index	100.00	-11.89	-22.10	28.68	10.88	4.91
S&P 500 Wireless Telecommunications
Services	100.00	-21.65	-59.70	77.72	57.34	1.89

	Base Period 2000	Indexed Returns Ending December 31,

Company/Index		2001	2002	2003	2004	2005

Price Communications Corporation	100.00	113.55	82.26	81.67	116.10	92.87
S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.75
S&P 500 Wireless Telecommunications
Services	100.00	78.35	31.57	56.11	88.28	89.95

Standard & Poor’s Valuation

      The Standard & Poor’s Stock Reports dated March 25, 2006 for our company stated that $10,000 invested in our common stock five years before the date of such report would have had a value of $10,919 on the date of such report.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of 10% or more of any class of our equity securities to file with the SEC initial reports of ownership and changes in ownership of our securities. Directors, executive officers and 10% owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations of each our directors and executive officers that no other reports were required to be filed by him or her, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% owners were timely satisfied during the year ended December 31, 2005.

RELATED PARTY TRANSACTIONS

     There were no transactions with any of our directors, executive officers, 5% shareholders or any of their respective family members since January 1, 2005 that would be required to be reported pursuant to Rule 404(a) of Regulation S-K.

MATTERS RELATING TO OUR ACCOUNTANTS

Fees Paid to Principal Accountant

      For the fiscal years ended December 31, 2004 and December 31, 2005, our principal independent accountant during these periods (BDO Seidman, LLP) billed the approximate fees set forth below.

      Audit Fees. Aggregate fees billed by BDO Seidman in connection with its audit of our consolidated financial statements and internal controls as of and for the year ended December 31, 2004 and its limited reviews of our unaudited condensed consolidated interim financial statements were $180,000. Aggregate fees billed by BDO Seidman in connection with its audit of our consolidated financial statements and internal controls as of and for the year ended December 31, 2005 and its limited reviews of our unaudited condensed consolidated interim financial statements were $198,000.

      Audit-Related Fees. During the last two fiscal years, BDO Seidman has not provided our company with assurance and related services that are not principally related to the audit or review of our consolidated financial statements.

      Tax Fees. During the last two fiscal years, BDO Seidman has not provided our company with services in connection with tax compliance, tax advice or tax planning.

      All Other Fees. During the last two fiscal years, BDO Seidman has not billed any other fees to our company.

      Pre-Approval Policies and Procedures. The Audit and Finance Committee has adopted a policy for pre-approval of the above fees. The Audit and Finance Committee shall, to the extent required by any applicable legal or regulatory requirement, pre-approve all auditing services and permitted non-audit services provided to our company by our outside auditor. To the extent permitted by applicable laws, regulations and NYSE rules, the Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee. Such member(s) must then report to the full Committee at its next scheduled meeting if such member(s) pre-approved any audit or permitted non-audit services.

      All services that are described in “Audit Fees” were approved by the Audit and Finance Committee.

Attendance of Auditors at Annual Meeting

      BDO Seidman, LLP has been engaged as our company’s independent auditors for 2006. A representative of BDO Seidman is expected to be present at the annual meeting and available to respond to appropriate questions, and will also have the opportunity to make a statement if such representative so desires.

FINANCIAL INFORMATION

      Financial statements of the Company contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 are incorporated herein and made a part hereof.

WE WILL PROVIDE TO EACH SHAREHOLDER, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. To obtain a copy, see the “Where You Can Find More Information” section of this proxy statement.

HOUSEHOLDING OF PROXY STATEMENT

      In accordance with Rule 14a-3(e)(l) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of this proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Price Communications Corporation, 45 Rockefeller Plaza, Suite 3200, New York, New York 10020, Attention: Kim I. Pressman, Executive Vice President, Chief Financial Officer, Assistant Treasurer and Secretary.

WHERE YOU CAN FIND MORE INFORMATION

      Our company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

      The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement incorporates by reference the documents that we have previously filed with the SEC (File No. 1-08309), as set forth in the “Documents Incorporated by Reference” section of this proxy statement.

      We are also incorporating by reference additional documents that we file with the SEC between the date of this proxy statement and the date of our 2006 annual meeting.

      Any statement contained in a document incorporated or deemed to be incorporated in this proxy statement by reference will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated in this proxy statement by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

      You may already have received some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone at the following address:

Price Communications Corporation
45 Rockefeller Plaza
New York, New York 10020
Tel: (212) 757-5600

      If you would like to request documents from us, please do so by [_______], 2006 to receive them before the annual meeting. We will send the documents by first-class mail within one business day of receiving your request.

      In considering the proposals, you should rely only on the information contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or the documents incorporated by reference herein. This proxy statement is dated [ ], 2006. You should not assume that the information in it is accurate as of any date other than that date.

OTHER MATTERS

      It is not anticipated that any other matters will be brought before the annual meeting. If other matters are properly brought before the annual meeting, proxies for shares of common stock will be voted in accordance with the best judgment of the proxy holders.

CODE OF CONDUCT

      In 2004, we adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees and complies with the Listing Standards. A copy of the Code of Business Conduct and Ethics may be viewed at our corporate website, www.pricecommunicationscorp.com, under the heading “Code of Conduct.” In addition, a printed copy of our Code of Business Conduct and Ethics will be provided to any shareholder upon request to Secretary, Price Communications Corporation, 45 Rockefeller Plaza, New York, New York 10020.

     In addition, the Company has adopted Corporate Governance Guidelines which can also be viewed at our corporate website, www.pricecommunicationscorp.com, under the heading “Governance Guidelines”. You may also request a copy of our Corporate Governance Guidelines by calling us at 212-757-5600.

SHAREHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING

      Proposals of shareholders intended to be included in the proxy statement for our 2007 Annual Meeting of Shareholders must be received by us no later than [________], 2006. Proposals of shareholders intended to be considered at the 2007 Annual Meeting of Shareholders but not included in the proxy statement for that meeting must be received by us no later than [________], 2007. Our company may exercise its discretionary voting authority to direct the voting of proxies on any matter submitted for a vote at the 2007 Annual Meeting of Shareholders if notice concerning proposal of such matter is not received prior to [________], 2007.

By the order of the Board of Directors,

Kim I. Pressman
Executive Vice President, Chief Financial Officer, Assistant
Treasurer and Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE. YOUR PROMPT RESPONSE WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, AND WILL REDUCE OUR EXPENSE IN SOLICITING PROXIES. IF YOU LATER DECIDE TO ATTEND THE MEETING AND VOTE IN PERSON, YOU MAY DO SO.

DOCUMENTS INCORPORATED BY REFERENCE

This proxy statement incorporates by reference the documents listed below, which contain important business and financial information. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained in this proxy statement.

Proxy Statement of Price Communications Corporation and Prospectus of Verizon Wireless of the East LP and Verizon Communications Inc. (File no. 333-82408)	Filed on May 31, 2002

Annual Report on Form 10-K of Price Communications Corporation	Fiscal year ended December 31, 2005

Current Reports on Form 8-K of Price Communications Corporation	Filed on March 17, 2006

All documents filed by Price under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and before the date of the annual meeting are deemed to be incorporated by reference into and to be a part of this proxy statement from the date of filing of those documents.

PRICE COMMUNICATIONS CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     This proxy is solicited on behalf of the Board of Directors of Price Communications Corporation for the 2006 annual meeting of shareholders on [July 25], 2006. The undersigned appoints Robert Price and Kim I. Pressman, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Price Communications Corporation common stock that the undersigned may be entitled to vote at the 2006 annual meeting of shareholders to be held on [July 25], 2006, and at any adjournments or postponements thereof as indicated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE FOR A PROPOSAL, THIS PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THAT PROPOSAL.

     The Board of Directors recommends a vote FOR each of the proposals below.

Mark, Sign, Date and	☒	Please sign exactly as your name appears on your
Return the Proxy Card	Votes must be	stock certificates. When joint tenants hold shares,
Promptly Using the	indicated (X) in Black or	both should sign. When signing as attorney,
Enclosed Envelope	Blue ink.	executor, administrator, trustee, or guardian,
please give full title as such. If a corporation,
please sign in full corporate name by President or
other authorized officer. If a partnership, please
sign in partnership name by authorized person.

1.	PROPOSAL THAT THE COMPANY SHOULD BE DISSOLVED AFTER WE RECEIVE VERIZON COMMON STOCK IN EXCHANGE FOR OUR INTEREST IN VERIZON WIRELESS OF THE EAST LP

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	TO REELECT ONE DIRECTOR FOR A TERM OF THREE YEARS EXPIRING IN 2009

Nominee: Robert F. Ellsworth	☐ FOR	☐ WITHHELD

3.	In their discretion upon such other matters as may properly come before the meeting.

Shareholder sign here	Date

Co-Owner sign here